UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Sec. 240.14a-12

Brocade Communications Systems, Inc.

(Name of Registrant as Specified In Its Charter)

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Brocade Communications Systems, Inc. 1745 Technology Drive, San Jose, CA 95110 www.brocade.com

To the Stockholders of Brocade Communications Systems, Inc.:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Brocade Communications Systems, Inc. to be held on April 12, 2010, at 3:00 p.m. Pacific Time, at our corporate offices located at 1745 Technology Drive, San Jose, California 95110. At the Annual Meeting, we will ask you to consider the following proposals:

•	to elect three directors;

•	to ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending October 30, 2010;

•	to amend our certificate of incorporation to declassify our board of directors; and

•	to amend our certificate of incorporation to eliminate super-majority voting requirements.

Similar to last year’s annual stockholder meeting materials, we are pleased to take advantage of the Securities and Exchange Commission rules allowing us to furnish proxy materials over the Internet. Please read the proxy statement for more information on this alternative, which we believe allows us to provide our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

Stockholders of record as of February 18, 2010 may vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the meeting in person, it is important that your shares be represented. Please vote as soon as possible.

Sincerely,

Dave House Chairman of the Board	Michael Klayko Chief Executive Officer

Brocade Communications Systems, Inc. 1745 Technology Drive, San Jose, CA 95110 www.brocade.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 12, 2010

On April 12, 2010, Brocade Communications Systems, Inc. (“Brocade”) will hold its 2010 Annual Meeting of Stockholders at 3:00 p.m. Pacific Time. The meeting will be held at Brocade’s corporate offices located at 1745 Technology Drive, San Jose, California 95110 for the following purposes:

•	to elect Renato DiPentima, Alan Earhart and Sanjay Vaswani as Class II directors;

•	to ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending October 30, 2010;

•	to amend our certificate of incorporation to declassify our board of directors;

•	to amend our certificate of incorporation to eliminate super-majority voting requirements; and

•	to transact such other business that may properly come before the meeting or at any adjournment or postponement thereof.

More information about these business items is described in the proxy statement accompanying this notice. Any of the above matters may be considered at the Annual Meeting at the date and time specified above or at an adjournment or postponement of such meeting.

Your vote is important. Whether or not you plan to attend the meeting in person, it is important that your shares be represented. To ensure that your vote is counted at the meeting, please vote as soon as possible.

For the Board of Directors,

Tyler Wall
Vice President,
General Counsel and Corporate Secretary

San Jose, California

February [    ], 2010

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD OR VOTING INSTRUCTION CARD AS INSTRUCTED OR VOTE BY TELEPHONE OR USING THE INTERNET AS INSTRUCTED ON THE PROXY CARD, VOTING INSTRUCTION CARD OR THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS.

BROCADE COMMUNICATIONS SYSTEMS, INC.

PROXY STATEMENT FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

Brocade’s Board of Directors is providing these proxy materials to you for use in connection with the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on April 12, 2010 at 3:00 p.m. Pacific Time, and at any postponement or adjournment of the meeting. The Annual Meeting will be held at our offices located at 1745 Technology Drive, San Jose, California 95110. Stockholders of record as of February 18, 2010 (the “Record Date”) are invited to attend the Annual Meeting and are asked to vote on the proposals described in this proxy statement.

The Notice of Internet Availability (the “Notice”) was first mailed to stockholders of record as of the Record Date, and these proxy solicitation materials combined with the Annual Report on Form 10-K for the fiscal year ended October 31, 2009, including financial statements, were first made available to you on the Internet, on or about February 26, 2010. Our principal executive offices are located at 1745 Technology Drive, San Jose, California 95110, and our telephone number is (408) 333-8000. We maintain a website at www.brocade.com. The information on our website is not a part of this Proxy Statement.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND OUR ANNUAL MEETING

Q:	What is the purpose of the Annual Meeting?

A:	To vote on the following proposals:

•	to elect Renato DiPentima, Alan Earhart and Sanjay Vaswani as Class II directors;

•	to ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending October 30, 2010;

•	to amend our certificate of incorporation to declassify our board of directors; and

•	to amend our certificate of incorporation to eliminate super-majority voting requirements.

To transact such other business that may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Q:	What are the Board of Directors’ recommendations?

A:	The Board recommends a vote:

•	FOR the election of Renato DiPentima, Alan Earhart and Sanjay Vaswani as Class II directors;

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending October 30, 2010;

•	FOR the proposal to amend our certificate of incorporation to declassify our board of directors; and

•	FOR the proposal to amend our certificate of incorporation to eliminate super-majority voting requirements.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

A:	Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), we have provided access to our proxy materials over the Internet. Accordingly, we are sending the Notice to our stockholders of record and beneficial owners as of the Record Date. Instructions on how to access the proxy materials over the Internet or to request a printed copy by mail may be found on the Notice. In addition, the Notice provides information on how stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Q:	Who is entitled to vote at the meeting?

A:	Stockholders Entitled to Vote. Stockholders who our records show owned shares of Brocade as of the close of business on the Record Date may vote at the Annual Meeting. On the Record Date, we had a total of [ ] shares of Brocade common stock (“Common Stock”) issued and outstanding, which were held of record by approximately [ ] stockholders and no shares of preferred stock were outstanding. Each share of Common Stock is entitled to one vote. The stock transfer books will not be closed between the Record Date and the date of the Annual Meeting.

Registered Stockholders.    If your shares are registered directly in your name with Brocade’s transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by Brocade. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the Notice was forwarded to you by your broker or nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

Q:	Can I attend the meeting in person?

A:	You are invited to attend the Annual Meeting if you are a registered stockholder or a street name stockholder as of the Record Date. In addition, you must also present a form of photo identification acceptable to us, such as a valid driver’s license or passport.

Q:	How can I get electronic access to the proxy materials?

A:	The Notice will provide you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Request us to send our future proxy materials to you by mail or by email.

By accessing the proxy materials on the Internet or choosing to receive your future proxy materials by email, you will save us the cost of printing and mailing documents to you and will reduce the impact of our annual stockholders’ meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. If you choose to receive future proxy materials by mail, you will receive a paper copy of those materials, including a form of proxy. Your election to receive proxy materials by mail or email will remain in effect until you notify us that you are terminating your request.

Q:	How can I vote my shares?

A:	Registered Stockholders: Registered stockholders may vote in person at the Annual Meeting or by one of the following methods:

•	By Mail. If you requested printed copies of the proxy materials to be mailed to you, you can complete, sign and date the proxy card and return it in the prepaid envelope provided;

•	By Telephone. Call the toll-free telephone number on the Notice and follow the recorded instructions; or

•	By Internet. Access Brocade’s secure website registration page through the Internet, as identified on the Notice, and follow the instructions.

Please note that the Internet and telephone voting facilities for registered stockholders will close at 11:59 PM Eastern Time on April 11, 2010.

Street Name Stockholders:    If your shares are held by a broker, bank or other nominee, you should have received instructions on how to vote or instruct the broker to vote your shares from your broker, bank or other nominee. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must request a legal proxy from the bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting to vote your shares.

Street name stockholders may generally vote by one of the following methods:

By Mail.    If you requested printed copies of the proxy materials to be mailed to you, you may vote by signing, dating and returning your voting instruction card in the enclosed pre-addressed envelope;

By Methods Listed on Voting Instruction Card.    Please refer to your voting instruction card or other information provided by your bank, broker or other holder of record to determine whether you may vote by telephone or electronically on the Internet, and follow the instructions on the voting instruction card or other information provided by the record holder; or

In Person With a Proxy from the Record Holder.    A street name stockholder who wishes to vote at the Annual Meeting will need to obtain a legal proxy from his or her bank or brokerage firm. Please consult the voting instruction card provided to you by your bank or broker to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

Q:	If I submit a proxy, how will it be voted?

A:	When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the above recommendations of our Board of Directors. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described below under “Can I change my vote?”

Q:	Can I change my vote?

A:	You may change your vote at any time prior to the vote at the Annual Meeting. To revoke your proxy instructions and change your vote if you are a holder of record, you must (i) attend the Annual Meeting and vote your shares in person, (ii) advise our Corporate Secretary at our principal executive office (1745 Technology Drive, San Jose, California 95110) in writing before the proxy holders vote your shares, (iii) deliver later dated and signed proxy instructions (which must be received prior to the Annual Meeting) or (iv) vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted).

Q:	What happens if I decide to attend the Annual Meeting but I have already voted or submitted a proxy covering my shares?

A:	You may attend the meeting and vote in person even if you have already voted or submitted a proxy. Please be aware that attendance at the Annual Meeting will not, by itself, revoke a proxy. If a bank, broker or other nominee holds your shares and you wish to attend the Annual Meeting and vote in person, you must obtain a legal proxy from the record holder of the shares giving you the right to vote the shares.

Q:	What quorum is required for the Annual Meeting?

A:	At the Annual Meeting, the presence in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required for the Annual Meeting to proceed. If you have returned valid proxy instructions or attend the Annual Meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting.

Q:	How are votes counted?

A:	Each share of our common stock outstanding on the Record Date is entitled to one vote on each of the three director nominees and one vote on each other matter.

Directors are elected by a majority of the votes cast at the annual meeting (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee), except in the case of a contested election. If a nominee who is currently serving as a director is not elected at the Annual Meeting, under Delaware law the director will continue to serve on the Board as a “holdover director.” However, as a condition to re-nomination, incumbent directors are required to submit a resignation of their directorships in writing to the Chairman of the Nominating and Corporate Governance Committee of the Board. The resignation will become effective only if the director fails to receive a majority of votes cast for re-election and the Board accepts the resignation. In the event of a contested election in accordance with our Bylaws, directors shall be elected by the vote of a plurality of the votes cast. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The ratification of independent registered public accountants requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on such proposal. Abstentions are treated as shares present and entitled to vote for purposes of such proposal and, therefore, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

Approval of the proposal to amend our certificate of incorporation to declassify our board of directors and the approval of proposal to amend our certificate of incorporation to eliminate super-majority voting requirements each requires the affirmative vote of 66 2/3% of our outstanding shares that are entitled to vote at the Annual Meeting. Abstentions and broker non-votes are treated as shares outstanding and entitled to vote for purposes of each of these two proposals and, therefore, will have the same effect as a vote “against” the proposal.

Broker non-votes are shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients.

Q:	Who will tabulate the votes?

A:	Brocade has designated a representative of Wells Fargo Shareowner Services as the Inspector of Election who will tabulate the votes.

Q:	Who is making this solicitation?

A:	This proxy is being solicited on behalf of Brocade’s Board of Directors.

Q:	Who pays for the proxy solicitation process?

A:	Brocade will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We have retained The Altman Group to assist with the solicitation for an estimated fee of $6,500, plus reasonable out-of-pocket expenses. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

A:

You may present proposals for action at a future meeting only if you comply with the requirements of the proxy rules established by the SEC and our bylaws. In order for a stockholder proposal to be included in our Proxy Statement and form of Proxy relating to the meeting for our 2011 Annual Meeting of Stockholders under rules set forth in the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), the proposal must be received by us no later than October 29, 2010. If a stockholder intends to submit a proposal or nomination for director for our 2011 Annual Meeting of Stockholders, the stockholder must give us notice in accordance with the requirements set forth in our bylaws no later than the 45th day and no earlier than the 75th day prior to the anniversary of the mailing of the proxy statement for the 2010 Annual Meeting. If the date of the 2011 Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be received no earlier than 90 days prior to the 2011 Annual Meeting and no later than the later of (i) the 60th day prior to the date of the 2011 Annual Meeting or (ii) the 10th day following the date on which public announcement of the date of the 2011 Annual Meeting is first made by Brocade. Our bylaws require that certain information and acknowledgments with respect to the proposal and the stockholder making the proposal be set forth in the notice. Our bylaws have been publicly filed with the SEC and can also be found on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage.

Q:	What should I do if I get more than one proxy or voting instruction card?

A:	Stockholders may receive more than one set of voting materials, including multiple copies of the Notice, these proxy materials and multiple proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account may receive separate Notices for each brokerage account in which shares are held. Stockholders of record whose shares are registered in more than one name will receive more than one Notice. You should vote in accordance with all of the Notices you receive relating to our Annual Meeting to ensure that all of your shares are voted.

Q:	How do I obtain a separate set of proxy materials or request a single set for my household?

A:	We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees. Each stockholder who participates in householding will continue to be able to access or receive a separate proxy card.

If you wish to receive a separate Notice, proxy statement or annual report at this time, please request the additional copy by contacting our transfer agent, Wells Fargo Shareowner Services, by telephone at 800-468-9716, or by facsimile at 651-450-4033. If any stockholders in your household wish to receive a separate annual report and a separate proxy statement in the future, they may call our Investor Relations group at 408-333-4000 or write to Investor Relations, Brocade Communications Systems, Inc., 1745 Technology Drive, San Jose, CA 95110. They may also send an email to our Investor Relations Group at investor-relations@brocade.com. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple annual reports and proxy statements by calling or writing to Investor Relations.

Q:	What if I have questions about lost stock certificates or need to change my mailing address?

A:	You may contact our transfer agent, Wells Fargo Shareowner Services, by telephone at 800-468-9716, or by facsimile at 651-450-4033, if you have lost your stock certificate or need to change your mailing address.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

The Board of Directors is presently composed of nine members: Judy Bruner, Renato (Renny) A. DiPentima, Alan L. Earhart, John W. Gerdelman, David L. House, Glenn C. Jones, Michael Klayko, L. William Krause, and Sanjay Vaswani. Mr. House serves as Chairman of the Board of Directors. The Board of Directors has determined that each of the directors other than Mr. Klayko is an independent director within the meaning set forth in the NASDAQ listing rules and as required by the rules and regulations of the SEC, as currently in effect. There are no family relationships between any director and an executive officer.

The Board of Directors held 10 meetings during fiscal year 2009, five of which were regularly scheduled meetings and five of which were special meetings. The Board also acted four times by unanimous written consent. Each director attended at least 75% of the aggregate number of meetings of our Board of Directors and the committees on which such director served during fiscal year 2009 and was eligible to attend.

Information About the Directors and Nominees

Set forth below is information regarding our directors and the nominees as of January 20, 2010:

Name	Age	Position	Director Since
Class I Directors whose terms expire at the 2012 Annual Meeting
Judy Bruner	51	Director	2009
David L. House	66	Chairman	2004
L. William Krause	67	Director	2004
Class II Directors whose terms expire at the 2010 Annual Meeting
Renato (Renny) A. DiPentima	69	Director	2007
Alan L. Earhart	66	Director	2009
Sanjay Vaswani	50	Director	2004
Class III Directors whose terms expire at the 2011 Annual Meeting
John W. Gerdelman	57	Director	2007
Glenn C. Jones	64	Director	2006
Michael Klayko	55	CEO and Director	2005

Nominees for Election as Class II Directors — Terms Would Expire at the 2013 Annual Meeting

Renato (Renny) A. DiPentima has served as a director since February 2007 when he was appointed to the Board in connection with Brocade’s acquisition of McDATA Corporation. Dr. DiPentima is the retired President and Chief Executive Officer of SRA International, a provider of technology and strategic consulting services and solutions, where he served from January 2005 until March 2007. From November 2003 to January 2005, he served as SRA’s President and Chief Operating Officer. Prior to that, Dr. DiPentima served as Senior Vice President and President of SRA’s consulting and systems integration division since the division’s formation in January 2001. From July 1997 to January 2001, he served as President of SRA’s government sector, overseeing government business, projects, and contracts. From July 1995 to July 1997, Dr. DiPentima served as Vice President and as SRA’s Chief Information Officer. Prior to joining SRA, Dr. DiPentima held several senior management positions in the U.S. federal government, most recently serving as deputy commissioner for systems at the Social Security Administration, from May 1990 to June 1995. Dr. DiPentima serves as a director on the board of Cap Gemini Government Solutions and is also currently serving on several governmental and corporate advisory boards. Dr. DiPentima received a B.A. degree from New York University, an M.A. degree from George Washington University and a Ph.D. degree from the University of Maryland. He has also completed the program for Senior Managers at the John F. Kennedy School of Government at Harvard University.

Alan L. Earhart has served as a director since February 2009. Mr. Earhart served as a member of the Board of Directors of Foundry Networks, Inc. from August 2003 until December 2008 when Foundry was acquired by Brocade. Mr. Earhart has been a retired partner of PricewaterhouseCoopers LLP since 2001. From 1970 to 2001,

Mr. Earhart held a variety of positions with Coopers & Lybrand and its successor entity, PricewaterhouseCoopers LLP, an accounting and consulting firm, including most recently as the Managing Partner for PricewaterhouseCoopers’ Silicon Valley office. Mr. Earhart also serves on the board of directors of Rovi Corporation (formerly Macrovision Solutions Corporation) and NetApp, Inc. (formerly Network Appliance, Inc.). Mr. Earhart holds a B.S. degree in accounting from the University of Oregon.

Sanjay Vaswani has served as a director since April 2004. Mr. Vaswani has been a managing partner of the Center for Corporate Innovation, Inc., a professional services firm, since 1990. From 1987 to 1990 he was with McKinsey & Company. Prior to that, Mr. Vaswani was employed by Intel Corporation. Mr. Vaswani serves as a director of Blue Star Infotech Ltd., an Indian publicly traded software services firm. Mr. Vaswani earned a B.A. degree from the University of Texas at Austin and an M.B.A. degree from the Wharton School of Business at the University of Pennsylvania.

Directors with Terms Continuing After the Annual Meeting

Class III Directors — Terms Expire at the 2011 Annual Meeting

John W. Gerdelman has served as a director since February 2007 when he was appointed to the Board in connection with Brocade’s acquisition of McDATA Corporation. Since January 2004, Mr. Gerdelman has been the Chairman of Intelliden Corporation, a company he co-founded that provides software solutions that enable networks to operate more intelligently by automating network change management and enforcing business policy in network operations. From April 2002 to December 2003, Mr. Gerdelman was the Chief Executive Officer for Metromedia Fiber Networks. From January 2000 until March 2002, Mr. Gerdelman worked with several new ventures as Managing Member of Mortonsgroup LLC. From April 1999 to December 1999, he served as the President and CEO of USA.NET. From 1986 until 1999, Mr. Gerdelman held various positions with MCI Communications Corporation in Sales, Marketing, Sales Operations, Network Operations and Information Technology, including President of the Network and Information Technology Division and served as CEO of Long Lines Limited, a startup call center company. Before joining MCI, Mr. Gerdelman was with Baxter Travenol Corporation in Sales Operations and served in the U.S. Navy as a Naval Aviator. He received his B.S. degree in chemistry from the College of William and Mary, where he now serves on the Board of Visitors. Mr. Gerdelman also currently serves as a director of Sycamore Networks, Inc., an optical switching company, and Proxim Wireless Corporation (formerly, Terabeam Corporation), a broadband provider.

Glenn C. Jones has served as a director since April 2006. Mr. Jones has served as a business consultant to technology companies since 1998. Mr. Jones previously served as Chief Financial Officer of Cirrus Logic, Inc. as well as Chief Financial Officer of PMC-Sierra, Inc. Prior to these public company roles, he was Chief Financial Officer for Metaphor Computer Systems, Inc., a privately held company, and served as General Manager of Metaphor’s computer systems business which was acquired by IBM Corporation. He also was the founding Chief Financial Officer and Vice President of Operations for Gain Computer Systems, which was acquired by Sybase Corp. Mr. Jones, a Certified Public Accountant, holds a B.S. degree in accounting from the University of Illinois and an M.B.A. from Golden Gate University.

Michael Klayko has served as our Chief Executive Officer and as a director since January 2005. Prior to that, he served as Vice President, Worldwide Sales from May 2004 until January 2005. From April 2003 until May 2004, Mr. Klayko served as Vice President, Worldwide Marketing and Support, and from January 2003 until April 2003, he was Vice President, OEM Sales. From May 2001 to January 2003, Mr. Klayko was Chief Executive Officer and President of Rhapsody Networks, a privately held technology company acquired by Brocade. From December 1998 to April 2001, Mr. Klayko served as Executive Vice President of McDATA Corporation. From March 1995 to November 1998, Mr. Klayko was Senior Vice President for North American Sales at EMC Corporation, a provider of information storage systems products. Mr. Klayko also held various executive sales and marketing positions at Hewlett-Packard Company and IBM Corporation. Mr. Klayko received a B.S. degree in electronic engineering from Ohio Institute of Technology, in Columbus, Ohio.

Class I Directors — Terms Expire at the 2012 Annual Meeting

Judy Bruner has served as a director since January 2009. Ms. Bruner has been the Executive Vice President, Administration and Chief Financial Officer of SanDisk Corporation, a supplier of flash storage products, since June 2004. Ms. Bruner served as Senior Vice President and Chief Financial Officer of Palm, Inc., a provider of handheld computing and communications solutions, from September 1999 until June 2004. Prior to Palm, Inc., Ms. Bruner held financial management positions with 3Com Corporation, Ridge Computers and Hewlett-Packard Company. Ms. Bruner holds a B.A. degree in economics from the University of California, Los Angeles and an M.B.A. degree from Santa Clara University.

David L. House has served as a director since 2004 and as the Chairman of our Board of Directors since December 2005. From January 2005 through December 2005, he served as Executive Chairman of the Board. Mr. House served as Chairman and Chief Executive Officer of Allegro Networks, a privately held provider of voice data and broadband services, from January 2001 until April 2003. Prior to that, he served as President of Nortel Networks Corp. from August 1998 until August 1999. Mr. House joined Nortel Networks Corp. when it was merged with Bay Networks, Inc., where he served as Chairman of the Board, President and Chief Executive Officer from October 1996 until August 1998. Mr. House served in senior management positions at Intel Corporation for 23 years. Mr. House received a B.S.E.E. degree from Michigan Technological University and an M.S.E.E. degree from Northeastern University of Boston.

L. William Krause has served as a director since 2004. Mr. Krause has been President of LWK Ventures, a private investment firm since 1991. In addition, Mr. Krause served as Chairman of the Board of Caspian Networks, Inc., an IP networking systems provider, from April 2002 to September 2006 and as Chief Executive Officer from April 2002 until June 2004. From September 2001 to February 2002, Mr. Krause was Chairman and Chief Executive Officer of Exodus Communications, Inc. which he guided through Chapter 11 Bankruptcy to a sale of assets. He also served as President and Chief Executive Officer of 3Com Corporation, a global data networking company, from 1981 to 1990, and as its Chairman from 1987 to 1993 when he retired. Mr. Krause currently serves as director of Coherent, Inc., a leading supplier of Photonic-based systems, Core-Mark Holdings, Inc., a distributor of packaged consumer goods, and Sybase, Inc., a leader in enterprise and mobile software to manage, analyze and mobilize information. Mr. Krause holds a B.S. degree in electrical engineering and received an honorary Doctorate of Science from The Citadel.

Committees of the Board of Directors

The Board of Directors has the following standing committees: Audit, Compensation, Nominating and Corporate Governance, and Corporate Development. The Board of Directors has adopted a written charter for each of these committees, copies of which can be found on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage. In addition, the Board of Directors has established a Special Litigation Committee and a Financing Committee. All members of the committees appointed by the Board of Directors are non-employee directors and the Board of Directors has determined that all such members are independent under the applicable rules and regulations of NASDAQ and the SEC, as currently in effect, except Michael Klayko, Brocade’s Chief Executive Officer, who serves as Chairman of our Corporate Development Committee. In addition, all directors who served on a committee during any portion of fiscal year 2009, other than Mr. Klayko, were independent under the applicable rules and regulations of NASDAQ and the SEC during such director’s period of service.

The following chart details the membership of each standing committee as of January 20, 2010 and the number of meetings each committee held in fiscal year 2009.

Name of Director	Audit	Compensation	Nominating & Corporate Governance	Corporate Development
Judy Bruner(1)	M
Renato A. DiPentima(2)		M	M
Alan L. Earhart(3)	M
John W. Gerdelman(4)	M			M
David L. House		M	M	M
Glenn C. Jones	C
Michael Klayko				C
L. William Krause(5)		M	C
Sanjay Vaswani		C	M
Number of Meetings in Fiscal 2009	11	15	6	1

M = Member

C = Chair

(1)	During fiscal year 2009, Ms. Bruner became a member of the Board of Directors and Audit Committee beginning on January 7, 2009

(2)	During fiscal year 2009, Mr. DiPentima became a member of the Compensation Committee beginning on August 28, 2009.

(3)	During fiscal year 2009, Mr. Earhart became a member of the Board of Directors and Audit Committee beginning on February 10, 2009

(4)	During fiscal year 2009, Mr. Gerdelman was a member of the Compensation Committee until August 28, 2009, when he was replaced by Mr. DiPentima. Mr. Gerdelman became a member of the Corporate Development Committee beginning on August 28, 2009.

(5)	Mr. Krause was a member of the Audit Committee until February 10, 2009, when he was replaced by Mr. Earhart.

Audit Committee

The Audit Committee oversees our accounting, financial reporting and audit processes; appoints, determines the compensation of, and oversees, the independent registered public accountants; pre-approves audit and non-audit services provided by the independent registered public accountants; reviews the results and scope of audit and other services provided by the independent registered public accountants; reviews the accounting principles and practices and procedures used in preparing our financial statements; oversees the Company’s internal audit function; and reviews our internal controls.

The Audit Committee works closely with management and our independent registered public accountants. The Audit Committee also meets with our independent registered public accountants without members of management present, on a quarterly basis, following completion of our independent registered public accountants’ quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. The Audit Committee also meets with our independent registered public accountants to approve the annual scope and fees for the audit services to be performed.

The Nominating and Corporate Governance Committee has determined that each of Ms. Bruner and Messrs. Earhart, Jones and Gerdelman is an “audit committee financial expert” as defined by SEC rules, as currently in effect.

The Audit Committee Report is included in this proxy statement on page 51. A copy of the Audit Committee’s written charter is available on our website at www.brocade.com in the Corporate Governance Section of our investor relations webpage.

Compensation Committee

The Compensation Committee has overall responsibility for (i) overseeing the Company’s compensation and benefits policies generally; (ii) overseeing, evaluating and approving executive officer and director compensation plans, policies and programs; and (iii) reviewing, and discussing with management, the Compensation Discussion and Analysis section of the Company’s annual proxy statement and preparing the Compensation Committee Report that is required by Securities and Exchange Commission rules to be included in the Company’s annual proxy statement.

The Compensation Committee Report is included herein on page 39. A copy of the Compensation Committee’s written charter is available on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (i) considers and periodically reports on matters relating to the identification, selection and qualification of the Board of Directors and candidates nominated to the Board of Directors and its committees; (ii) develops and recommends governance principles applicable to Brocade; (iii) oversees the evaluation of the Board of Directors and management from a corporate governance perspective; and (iv) reviews Brocade’s reporting in documents filed with the SEC to the extent related to corporate governance.

The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below under “Identification and Evaluation of Nominees for Directors.” In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth under “Director Qualifications.” Any stockholder recommendations submitted for consideration by the Nominating and Corporate Governance Committee should include the candidate’s name and qualifications for membership on the Board of Directors and should be addressed to the attention of our Corporate Secretary re: stockholder director recommendation. In addition, procedures for stockholder direct nomination of directors are discussed in the section titled “Questions and Answers about the Proxy Materials and our Annual Meeting,” and are discussed in detail in our bylaws, a copy of which is available on the SEC’s EDGAR website at www.sec.gov as Exhibit 3.2 to our Form 8-K filed with the SEC on February 10, 2009 and on the investor relations section of our website at www.brocade.com.

Director Qualifications.    The Nominating and Corporate Governance Committee does not have any specific, minimum qualifications that must be met by a Nominating and Corporate Governance Committee-recommended nominee, but uses a variety of criteria to evaluate the qualifications and skills necessary for members of our Board of Directors. Under these criteria, members of the Board of Directors should have the highest professional and personal ethics and values. A director should have broad experience at the policy-making level in business, government, education, technology or public interest. A director should be committed to enhancing stockholder value and should have sufficient time to carry out his or her duties, and to provide insight and practical wisdom based on their past experience. A director’s service on other boards of public companies should be limited to a number that permits him or her, given his or her individual circumstances, to perform responsibly his or her director duties. Each director must represent the interests of Brocade stockholders.

Identification and Evaluation of Nominees for Directors.    The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for the Board of Directors. In evaluating such recommendations, the Nominating and Corporate Governance Committee uses the qualifications standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

In addition to the foregoing, effective following the 2008 Annual Meeting of Stockholders, we implemented majority voting for directors. As a condition to re-nomination, incumbent directors are required to submit a resignation of their directorships in writing to the Chairman of the Nominating and Corporate Governance Committee of the Board. The resignation will become effective only if the director fails to receive a sufficient number of votes for re-election at the meeting of stockholders, as described in the Company’s bylaws, as amended, and the Board accepts the resignation.

A copy of the Nominating and Corporate Governance Committee’s written charter is available on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage.

Corporate Development Committee

The Corporate Development Committee works with management to review, consider and consult on potential strategic investment transactions that are consistent with the Company’s strategy. The Corporate Development Committee has the authority to approve certain transactions; and for certain other transactions, the Corporate Development Committee submits a recommendation to the Board of Directors for its consideration.

A copy of the Corporate Development Committee’s written charter is available on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2009, Messrs. DiPentima, Gerdelman, House, Krause and Vaswani served as members of the Compensation Committee. Mr. DiPentima joined and Mr. Gerdelman left the Compensation Committee in August 2009. No member of the Compensation Committee during fiscal 2009 was an officer or employee of Brocade. In addition, no member of the Compensation Committee or executive officer of Brocade served as a member of the Board of Directors or Compensation Committee of any entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

Annual Meeting Attendance

We do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings of stockholders although directors are encouraged to attend annual meetings of Brocade stockholders. All members of the Board of Directors at that time attended the 2009 Annual Meeting of Stockholders, either in person or via teleconference.

Communications with the Board of Directors

Although we do not have a formal policy regarding communications with the Board of Directors, stockholders may communicate with the Board of Directors by submitting an email to investor-relations@brocade.com or by writing to us at Brocade Communications Systems, Inc., Attention: Investor Relations, 1745 Technology Drive, San Jose, California 95110. Stockholders who would like their submission directed to a member of the Board of Directors may so specify. All communications will be reviewed by the

General Counsel or Senior Director of Investor Relations. All appropriate business-related communications as reasonably determined by the General Counsel or Senior Director of Investor Relations will be forwarded to the Board of Directors or, if applicable, to the individual director.

Code of Ethics

The Board of Directors has adopted a Code of Ethics for Principal Executive and Senior Financial Officers (the “Code of Ethics”), which applies to our Chief Executive Officer, Chief Financial Officer and any other principal financial officer, Controller and any other principal accounting officer, and any other person performing similar functions. The Code of Ethics is posted on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage. Brocade will disclose any amendment to the Code of Ethics or waiver of a provision of the Code of Ethics that applies to the Company’s Chief Executive Officer, Chief Financial Officer and any other principal financial officer, Controller and any other principal accounting officer, and any other person performing similar functions and relates to certain elements of the Code of Ethics, including the name of the officer to whom the waiver was granted, on our website at www.brocade.com, on our investor relations webpage.

Director Compensation

The following tables provide information about the actual compensation earned by non-employee directors who served during the 2009 fiscal year.

2009 Compensation of Non-Employee Directors

Name	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)		Restricted Stock Unit Awards(2) ($)	Total ($)
Judy Bruner(3)	46,868	47,866	(5)	20,317	115,051
Renato A. DiPentima	123,250	96,818	(6)	55,695	275,763
Alan Earhart(4)	41,367	38,202	(7)	13,366	92,935
John W. Gerdelman	153,662	85,331	(6)	55,695	294,688
David L. House	109,000	94,492	(8)	55,695	259,187
Glenn C. Jones	76,000	89,964	(6)	55,695	221,659
L. William Krause	83,934	85,893	(6)	55,695	225,522
Sanjay Vaswani	81,000	85,389	(6)	55,695	222,084

(1)	These amounts reflect the value determined by the Company for accounting purposes for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by exercising stock options). This column represents the compensation expense for fiscal year 2009 for stock options. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock option awards were forfeited by any of our non-employee directors in fiscal year 2009. For additional information, see Note 13 of our financial statements in the Form 10-K for the year ended October 31, 2009, as filed with the SEC. For information on the valuation assumptions for grants made prior to fiscal year 2009, see the notes in our financial statements in the Form 10-K for the respective year.

(2)	This column represents the compensation expense for fiscal year 2009 for restricted stock units. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)	Ms. Bruner was appointed to the Board of Directors effective January 7, 2009.

(4)	Mr. Earhart was appointed to the Board of Directors effective February 10, 2009.

(5)

During fiscal 2009, Ms. Bruner received an option award for 50,000 shares of common stock on January 7, 2009 with a grant date fair value of $90,075 and a restricted stock unit award for 15,000 shares of common stock with a grant date fair value of $53,850. On April 15, 2009, Ms. Bruner also received an option award for 5,000 shares of common stock with a grant date fair value of $9,044 and a restricted stock unit award for 2,500 shares of common stock with a fair value of $10,475.

(6)	During fiscal 2009, each of Messrs. DiPentima, Gerdelman, Jones, Krause and Vaswani received an option award for 20,000 shares of common stock on April 15, 2009 with a grant date fair value of $36,174 and a restricted stock unit award for 10,000 shares of common stock with a grant date fair value of $41,900.

(7)	During fiscal 2009, Mr. Earhart received an option award for 50,000 shares of common stock on February 10, 2009 with a grant date fair value of $90,509 and a restricted stock unit award for 15,000 shares of common stock with a grant date fair value of $55,650.

(8)	During fiscal 2009, Mr. House received an option award for 20,000 shares of common stock on April 15, 2009 with a grant date fair value of $36,174; and an option award for 7,500 shares of common stock on April 15, 2009 with a grant date fair value of $17,934. Mr. House also received a restricted stock unit award for 10,000 shares of common stock with a grant date fair value of $41,900.

Cash Compensation.    Our directors play a critical role in guiding the Company’s strategic direction and overseeing the management of the Company. The increased demand for qualified and talented public company directors requires that we provide adequate incentives for our directors’ continued performance and participation. Each non-employee member of a committee of the Board received, and will receive, the fees as set forth below for his or her service on the Board and each committee of the Board:

Fiscal Years 2009 and 2010
Annual retainer for serving as a Board member	$30,000
Chairman of the Board	$30,000
Audit Committee Chair*	$25,000
Audit Committee member	$10,000
Compensation Committee Chair*	$15,000
Compensation Committee member	$7,000
Nominating/Governance Committee Chair*	$10,000
Nominating/Governance Committee member	$5,000
Corporate Development Committee Chair*	$10,000
Corporate Development Committee member	$5,000
* Chair is not entitled to receive member fee.

Additional fees per Board and committee meeting:
In person	$1,000
By telephone	$1,000

Members of the Company’s Special Litigation Committee, a special committee authorized to, among other things, evaluate and resolve the claims asserted in the Company’s litigation related to the stock options back dating, are each entitled to receive an annual retainer of $25,000 and fees of $1,000 per meeting (subject to a maximum of $12,000 in any month). The Special Litigation Committee met 49 times in fiscal 2009. The Special Litigation Committee is comprised of Renato DiPentima and John Gerdelman.

We are also authorized to reimburse directors for expenses in connection with attendance at meetings.

Equity Compensation.    Non-employee directors also participated in the Company’s 1999 Director Plan, as amended (the “1999 Director Plan”), and the 2009 Director Plan (the “2009 Director Plan,” and, collectively with the 1999 Director Plan, the “Director Plans”), which provide for automatic option grants to directors for their service to the Company. Only non-employee directors may participate in the Director Plan. The 2009 Director Plan became effective as of our 2009 Annual Meeting of Stockholders when it was approved by our stockholders. The 1999 Director Plan terminated pursuant to its terms in March 2009, and no grants have been made following such termination.

Under the 1999 Director Plan, each non-employee director was entitled to receive the following automatic, non-discretionary grants of options:

Initial grant upon joining the Board(1)	50,000 shares
Automatic grant on the date of the annual stockholders meeting for grants on or after the 2009 Annual Meeting of Stockholders (2)(3)	20,000 shares
Automatic grant on each anniversary of joining the Board for grants before the 2009 Annual Meeting of Stockholders (2)(4)	20,000 shares

(1)	Vests as to 1/3rd of the shares annually and fully vested on the 3rd anniversary of the date of grant.

(2)	Vests fully on the first anniversary of each grant.

(3)	At the first annual stockholder meeting after becoming a non-employee director, the annual stock option grant the director received automatically was reduced in 25% increments based on the fiscal quarter in which he or she first became a non-employee director.

(4)	To transition to the change effective for automatic option grants awarded on or after the 2009 Annual Meeting of Stockholders, the automatic annual option grants made before the effective date of the change to non-employee directors who had joined the Board prior to the 2008 Annual Meeting of Stockholders automatically were modified so that the next annual option grant prior to the 2009 Annual Meeting of Stockholders was reduced in 25% increments based on the fiscal quarter in which the non-employee director’s anniversary of joining the Board occurred.

Under the 2009 Director Plan, each non-employee director is entitled to receive the following automatic, non-discretionary grants of options:

Initial grant upon joining the Board(1)	50,000 shares
Automatic grant at each annual stockholders meeting(2)(3)	20,000 shares

(1)	Vests as to 1/3rd of the shares annually and fully vested on the 3rd anniversary of the date of grant.

(2)	Vests fully on the earlier of the one year anniversary of the date of grant or the next annual stockholders meeting.

(3)	At the first annual stockholder meeting after becoming a non-employee director, the annual stock option grant the director receives automatically is reduced in 25% increments based on the fiscal quarter in which he or she first became a non-employee director.

All options have a term of 10 years if granted under the 1999 Director Plan or 7 years if granted under the 2009 Director Plan. The exercise price of options granted under the Director Plans is 100 percent of the fair market value of the Common Stock, as determined by reference to the closing sales price of the Company’s Common Stock as reported on the Nasdaq Global Select Market on the date of grant.

In addition to the grants above, the Chairman of the Board was and is entitled to receive an automatic grant at each annual stockholders meeting of an option to purchase 7,500 shares of Common Stock under the Company’s 1999 Stock Plan (the “1999 Stock Plan”) or the Company’s 2009 Stock Plan, (the “2009 Stock Plan”), as applicable. The option has an exercise price equal to 100 percent of the fair market value of the Common Stock as determined by reference to the closing sales price of the Company’s Common Stock as reported on the Nasdaq Global Select Market on the date of grant, has a term of 10 years for options granted before the 2009 annual stockholders meeting (7 years for options granted on or after the 2009 annual stockholders meeting) and vests as to 1/4th of the shares each quarter, commencing on the 3rd anniversary of the date of grant and will be fully vested on the fourth anniversary of each grant.

In the event of a merger or the sale of substantially all of the assets of the Company as defined in the 1999 Director Plan, or a change in control as defined under the 2009 Director Plan, respectively, and if the option is not assumed or substituted in the applicable transaction, each option granted under the Director Plans becomes fully vested and exercisable. In such event, the option holder shall be notified that the option will be fully exercisable for a period of 30 days from the date of the notice. Upon expiration of the 30-day period, the option shall terminate. If the option is assumed or substituted, and the option holder’s status as a director of Brocade or the successor corporation, as applicable, is terminated other than upon a voluntary resignation by such option holder, the option shall be accelerated and become fully exercisable with respect to all shares.

Options granted under the Director Plans may be exercised within 3 months following the date a director’s board service terminates, or within 12 months if termination of service was due to death or disability, but only to the extent that the director was entitled to exercise the option on the date of termination. If an option is not exercised within such 3 or 12-month time period, as applicable, the option shall terminate. In any event, a director may not exercise any option later than the expiration of the applicable term.

Under the 1999 Director Plan, each non-employee director was entitled to receive the following automatic, non-discretionary awards of restricted stock units (each an “RSU”):

Initial grant upon joining the Board(1)	15,000 RSUs
Automatic grant on the date of the annual stockholders meeting for grants on or after the 2009 Annual Meeting of Stockholders(2)(3)	10,000 RSUs

(1)	Vests as to 1/3rd of the shares annually and fully vested on the 3rd anniversary of the date of grant.

(2)	Vests fully on the first anniversary of each grant.

(3)	At the first annual stockholder meeting after becoming a non-employee director, the annual RSU grant the director receives automatically was reduced in 25% increments based on the fiscal quarter in which he or she first became a non-employee director.

Under the 2009 Director Plan, each non-employee director is entitled to receive the following automatic, non-discretionary awards of RSUs:

Initial grant upon joining the Board(1)	15,000 RSUs
Automatic grant at each annual stockholders meeting(2)(3)	10,000 RSUs

(1)	Vests as to 1/3rd of the shares annually and fully vested on the 3rd anniversary of the date of grant.

(2)	Vests fully on the earlier of the one year anniversary of the date of grant or the next annual stockholders meeting.

(3)	At the first annual stockholder meeting after becoming a non-employee director, the annual RSU grant the director receives automatically is reduced in 25% increments based on the fiscal quarter in which he or she first became a non-employee director.

An RSU is a bookkeeping entry representing an amount equal to the fair market value of one share and is settled in stock. Each RSU represents an unfunded and unsecured obligation of the Company. The Director Plans require settlement of earned restricted stock units to be made as soon as practicable after the date set forth in the award agreement evidencing the terms and conditions of the grant. On the participant’s termination as a director, all unvested RSUs will be forfeited to the Company.

Notwithstanding the foregoing, under the 1999 Director Plan, in the event that a director serves through the date of an annual meeting, but is not standing for re-election at that annual meeting, the initial RSU grant and initial option grant (if granted on the date of an annual stockholders meeting and then, only with respect to the portion of the initial RSU grant and initial option grant due to vest in the applicable year) and the annual RSU grant and annual option grant will vest on the earlier of: (1) the scheduled vesting date or (2) the annual meeting date for that year.

Non-employee director cash and equity compensation is determined by the Compensation Committee. Independent, outside consultants meet with and provide recommendations of the form and amounts of compensation for non-employee directors to the Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock as of January 27, 2010 as to (i) each person who is known by us to own beneficially more than 5% of our outstanding Common Stock, (ii) each of the executive officers and other persons named in the Summary Compensation Table, (iii) each director and nominee for director, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each listed stockholder is c/o Brocade Communications Systems, Inc., 1745 Technology Drive, San Jose, California 95110.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Brookside Capital Partners Fund, L.P.(3) 111 Huntington Avenue Boston, MA 02199	34,383,312	7.76%
Michael Klayko(4)	3,048,187	*
Richard Deranleau(5)	647,345	*
Judy Bruner(6)	24,166	*
Renato DiPentima(7)	160,826	*
Alan L. Earhart(8)	61,092	*
John W. Gerdelman(9)	261,875	*
Tejinder (TJ) Grewal(10)	937,089	*
Tyler Wall(11)	514,331	*
Ian Whiting(12)	378,801	*
Glenn Jones(13)	115,000	*
L. William Krause(14)	135,230	*
David L. House(15)	170,000	*
Sanjay Vaswani(16)	151,000	*
All Directors and Executive Officers as a group (14 persons)(17)	6,793,590	1.53%

(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by such person. The number of shares beneficially owned includes Common Stock that such individual has the right to acquire as of January 27, 2010 or within 60 days thereafter, including through the exercise of stock options.

(2)	Percentage of beneficial ownership is based upon 443,352,393 shares of Common Stock outstanding as of January 27, 2010. For each named person, this percentage includes Common Stock that the person has the right to acquire either currently or within 60 days of January 27, 2010, including through the exercise of an option; however, such Common Stock is not deemed outstanding for the purpose of computing the percentage owned by any other person.

(3)	Information based on Schedule 13G/A filed with the SEC on February 17, 2009.

(4)	Includes stock options to purchase 2, 347,170 shares of Common Stock exercisable as of January 27, 2010 or within 60 days thereafter. Includes 22,889 shares indirectly owned by daughter.

(5)	Includes stock options to purchase 440,248 shares of Common Stock exercisable as of January 27, 2010 or within 60 days thereafter.

(6)	Includes stock options to purchase 16,666 shares of Common Stock exercisable as of January 27, 2010 or within 60 days thereafter.

(7)	Includes stock options to purchase 105,000 shares of Common Stock exercisable as of January 27, 2010 or within 60 days thereafter.

(8)	Includes stock options to purchase 16,665 shares of Common Stock exercisable as of January 27, 2010 or within 60 days thereafter.

(9)	Includes stock options to purchase 168,375 shares of Common Stock exercisable as of January 27, 2010 or within 60 days thereafter.

(10)	Includes stock options to purchase 875,832 shares of Common Stock exercisable as of January 27, 2010 or within 60 days thereafter.

(11)	Includes stock options to purchase 358,748 shares of Common Stock exercisable as of January 27, 2010 or within 60 days thereafter.

(12)	Includes stock options to purchase 378,801 shares of Common Stock exercisable as of January 27, 2010 or within 60 days thereafter.

(13)	Includes stock options to purchase 95,000 shares of Common Stock exercisable as of January 27, 2010 or within 60 days thereafter.

(14)	Includes stock options to purchase 115,000 shares of Common Stock exercisable as of January 27, 2010 or within 60 days thereafter.

(15)	Includes stock options to purchase 120,000 shares of Common Stock exercisable as of January 27, 2010 or within 60 days thereafter.

(16)	Includes stock options to purchase 130,000 shares of Common Stock exercisable as of January 27, 2010 or within 60 days thereafter.

(17)	Includes stock options to purchase 5, 323,755 shares of Common Stock exercisable as of January 27, 2010 or within 60 days thereafter.

PROPOSAL ONE:

ELECTION OF DIRECTORS

We have a classified Board of Directors. The Board of Directors currently consists of nine directors: three Class I directors (whose terms expire in 2012), three Class II directors (whose terms expire in 2010) and three Class III directors (whose terms expire in 2011). At each annual meeting of stockholders, directors are elected for a term of three years and until their respective successors are duly qualified and elected to succeed those directors whose terms expire on the annual meeting dates or such earlier date of resignation or removal.

Board Independence

The Board of Directors has determined that each of its current directors, including all directors standing for reelection, except Mr. Klayko, who currently serves as Brocade’s Chief Executive Officer, is an independent director within the meaning set forth in the NASDAQ listing rules, as currently in effect.

Nominees

The Nominating and Corporate Governance Committee of the Board of Directors recommended, and the Board of Directors approved, Renato DiPentima, Alan Earhart and Sanjay Vaswani as nominees for election at the Annual Meeting to Class II of the Board of Directors. If elected, Renato DiPentima, Alan Earhart and Sanjay Vaswani will serve as directors until our annual meeting in 2013, and until a successor is qualified and elected or until his or her earlier resignation or removal. Each of the nominees is currently a director of the Company. Please see “Nominees for Election as Class II Directors — Terms Would Expire at the 2013 Annual Meeting” on page 6 of this Proxy Statement for information concerning our incumbent directors standing for re-election.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR each of Renato DiPentima, Alan Earhart and Sanjay Vaswani. If the nominees are unable or decline to serve as a director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board of Directors. We are not aware of any reason that a nominee would be unable or unwilling to serve as a director.

Vote Required

Provided a quorum is present, directors are elected by a majority of the votes cast at the annual meeting (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee), except in the case of a contested election. If a nominee who is currently serving as a director is not elected at the Annual Meeting, under Delaware law the director will continue to serve on the Board as a “holdover director.” However, as a condition to re-nomination, incumbent directors are required to submit a resignation of their directorships in writing to the Chairman of the Nominating and Corporate Governance Committee of the Board. The resignation will become effective only if the director fails to receive a majority of votes cast for re-election and the Board accepts the resignation. In the event of a contested election in accordance with our Bylaws, directors shall be elected by the vote of a plurality of the votes cast.

Abstentions and broker non-votes will have no effect on the election of directors.

The Board of Directors unanimously recommends that stockholders vote “FOR” the election of each of Renato DiPentima, Alan Earhart and Sanjay Vaswani.

PROPOSAL TWO:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected KPMG LLP as our independent registered public accountants for the fiscal year ending October 30, 2010 and recommends that stockholders vote for ratification of such selection. Although ratification by stockholders is not required by law, the Company has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint new independent registered public accountants at any time during the year if the Audit Committee believes that such a change would be in the best interests of Brocade and its stockholders. If the stockholders do not ratify the selection of KPMG LLP, the Audit Committee may reconsider its selection.

KPMG LLP has audited our consolidated financial statements annually since it was first appointed in fiscal year 2002. We expect that representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Fees Billed by KPMG LLP during Fiscal Years 2009 and 2008

	Fiscal Year
	2009		2008
Audit Fees	$2,132,343		$2,062,019
Audit-Related Fees	912,100		500,000
Tax Fees	67,817		10,277
All Other Fees	—		—

Total	$3,112,260	(1)	$2,572,296	(1)

(1)	Reflects the fees paid or payable with respect to services performed for the audit and other services for the applicable fiscal year.

“Audit Fees” consisted of fees for the audit of our annual financial statements, review of the financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdiction, the preparation of an annual “management letter” on internal control matters and assurance services provided in connection with the assessment and testing of internal controls with respect to Section 404 of the Sarbanes-Oxley Act of 2002.

“Audit-Related Fees” consisted of assurance and related services by KPMG LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

“Tax Fees” consisted of professional services rendered by KPMG LLP for tax compliance and tax planning. The services for the fees disclosed under this category include tax return preparation and technical tax advice.

Pre-approval Policy. The Audit Committee has established a policy governing our use of KPMG LLP for non-audit services. Under the policy, the Audit Committee is required to pre-approve all audit and non-audit services performed by the Company’s independent registered public accountants in order to ensure that the provision of such services does not impair the public accountants’ independence. The Audit Committee pre-approves certain Audit and Audit-Related Services, subject to certain fee levels. Any proposed services that are not a type of service that has been pre-approved or that exceed pre-approval cost levels require specific approval by the Audit Committee in advance. The Audit Committee periodically reviews the lists of pre-approved service types set forth in the policy. In fiscal years 2009 and 2008, all fees identified above under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” that were billed by KPMG LLP were approved by the Audit Committee in accordance with SEC requirements.

The Audit Committee has determined that the rendering of other professional services for tax compliance and tax advice by KPMG LLP is compatible with maintaining their independence.

Vote Required

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter is necessary to ratify the selection of KPMG LLP as our independent registered public accountants for fiscal year 2010. Abstentions will have the effect of a vote “against” the ratification of KPMG LLP as our independent registered public accountants. Broker non-votes will have no effect on the outcome of the vote.

The Board of Directors, on behalf of the Audit Committee, recommends that stockholders vote “FOR” the ratification of the selection of KPMG LLP as Brocade’s independent registered public accountants for the fiscal year ending October 30, 2010.

PROPOSAL THREE:

ELIMINATION OF THE CLASSIFICATION OF THE BOARD OF DIRECTORS

Article VII, Section 2 of our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) currently divides our directors into three classes. Each class is elected for a three year term, with the terms staggered so that approximately one third of the directors stand for election each year.

If adopted, this proposal would eliminate the classification of the Board of Directors, requiring every director to stand for election each year at our annual meeting as described below. As each director’s three year term expires, that director would begin standing for election for a one year term. As a result, at the next annual meeting in 2011, each of the directors whose terms expire at such meeting (currently three directors) would be elected for a one year term. At the 2012 annual meeting, each of the directors whose terms expire at such meeting (currently three directors) as well as each of the directors elected at the 2011 annual meeting would be elected for a one year term. At the 2013 annual meeting and thereafter, all of our directors will elected for one year terms.

The proposed amendment to the Certificate of Incorporation as a result of this Proposal Three is set forth in Appendix I, with additions indicated by double underlining and deletions indicated by ~~strike-outs~~. The general description above is subject to the actual text of the amendment reflected in Appendix I. Subject to approval of this Proposal Three by the holders of 66 2/3% of the shares of our common stock entitled to vote outstanding as of the Record Date, the Board of Directors has also approved an amendment to Section 3.3 of our Bylaws which conforms the Bylaws to the Certificate of Incorporation regarding the declassification of the Board described above.

Classification is intended to preserve the continuity and experience of Board members and to allow us a level of protection against unfavorable treatment in takeover situations by eliminating the threat of abrupt removal of directors and making it more difficult and time consuming to take control of the Board of Directors. While removal of a classified board increases the risk of a coercive change of control of Brocade that is not in the best interests of the stockholders as a whole, others believe that classified boards reduce accountability and responsiveness of boards of directors by eliminating the ability to evaluate and elect all directors each year.

After evaluation of the classification of the Board of Directors and consideration of input from the Company’s stockholders, the Board of Directors has approved the amendment to our Certificate of Incorporation to eliminate the classification of the Board of Directors as described above, subject to approval by the holders of 66 2/3% of the shares of our common stock entitled to vote outstanding as of the Record Date, and recommends that the stockholders approve such amendment.

The affirmative “FOR” vote of the holders of 66 2/3% of the shares of our common stock entitled to vote outstanding as of the Record Date will be required to approve this amendment to the Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as an “AGAINST” vote.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL THREE.

PROPOSAL FOUR:

ELIMINATION OF SUPERMAJORITY VOTING REQUIREMENTS IN

THE CERTIFICATE OF INCORPORATION

Article VIII of the Certificate of Incorporation currently requires the affirmative vote of the holders of at least sixty-six and two-thirds percent (66- 2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock as defined in the Certificate of Incorporation, voting together as a single class, to alter, amend or repeal Article VII or Article VIII of the Certificate of Incorporation, in addition to any other vote required by applicable law, the Certificate of Incorporation, individual Bylaw sections or any preferred stock which may be outstanding at the time. In addition, Article VII, Section 5 of the Certificate of Incorporation currently requires the affirmative vote of sixty-six and two-thirds percent (66- 2/3%) of the voting power of the then-outstanding shares of Voting Stock, voting together as a single class, to adopt, amend or repeal certain sections of our Bylaws. Together, these heightened voting thresholds to amend the Certificate of Incorporation and our Bylaws apply to certain provisions of the Certificate of Incorporation and Bylaws, including:

•	the provision stating that the size of the Board of Directors will be set forth in the Bylaws;

•	the classification of the Board of Directors into three separate classes (see also Proposal Three);

•	the filling of vacancies on the Board of Directors;

•	the adoption, amendment or repeal of certain sections of our Bylaws;

•	the ability of stockholders to act by written consent in lieu of a meeting;

•	removal of directors, including without cause;

•	the conduct of annual meetings of stockholders; and

•	the purpose and right to call special meetings of stockholders, which may be called only by the Board of Directors, the Chairman of the Board, the President, or the Chief Executive Officer.

If adopted, this Proposal Four would amend our Certificate of Incorporation by (i) amending Article VII, Section 5 to require the affirmative vote of a majority of the outstanding shares then entitled to vote to amend the sections of our Bylaws regarding the conduct of annual meetings of stockholders and the purpose and right to call special meetings of stockholders, (ii) amending Article VII, Section 7 to require the affirmative vote of a majority of the outstanding shares then entitled to vote at an election of directors to remove a director with or without cause and (iii) eliminating Article VIII, which would have the effect of requiring a majority vote to amend the Certificate of Incorporation and all provisions of our Bylaws. The proposed amendments to the Certificate of Incorporation as a result of this Proposal Four are set forth in Appendix II, with additions indicated by double underlining and deletions indicated by strike-outs. The general description above is subject to the actual text of the amendments reflected in Appendix II. Subject to approval of this Proposal Four by the holders of 66 2/3% of the shares of our common stock entitled to vote outstanding as of the Record Date, the Board of Directors has also approved amendments to our Bylaws which conform the Bylaws to the Certificate of Incorporation regarding the elimination of super-majority voting requirements described above.

The supermajority voting provisions were intended to preserve and maximize the value of the Company for all stockholders by protecting against self-interested actions by one or a few large activist stockholders. Removing the supermajority voting requirements could increase the exposure of the Board of Directors to the whim of a small group of short-term, activist investors that generally have no responsibility or accountability to other stockholders. The supermajority voting provisions were intended to help promote the establishment of long-term strategies and goals and help to prevent abrupt changes in corporate policies based on short-term objectives and the special interests of a select group of stockholders who might have an agenda contrary to the interests of all stockholders. However, others believe that a supermajority voting provision reduces accountability and responsiveness of a board of directors by limiting the stockholders’ ability to effect changes relating to a company’s corporate governance.

After evaluation of the Company’s supermajority voting requirements and consideration of input from the Company’s stockholders, the Board of Directors has approved the amendments to our Certificate of Incorporation to eliminate supermajority voting requirements as described above, subject to approval by the holders of 66 2/3% of the shares of our common stock entitled to vote outstanding as of the Record Date, and recommends that the stockholders approve such amendment.

The affirmative “FOR” vote of the holders of 66 2/3 % of the shares of our common stock entitled to vote outstanding as of the Record Date will be required to approve these amendments to the Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as an “AGAINST” vote.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL FOUR.

EXECUTIVE OFFICERS

Set forth below is information regarding our executive and certain key officers as of January 20, 2010.

Name	Age	Position
Michael Klayko	55	Chief Executive Officer and Director
Richard Deranleau	52	Vice President, Finance and Chief Financial Officer
Tejinder (TJ) Grewal	43	Vice President, Corporate Development
Marc Randall	49	Senior Vice President, Products and Offerings
Tyler Wall	44	Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
Ian Whiting	45	Senior Vice President, Worldwide Sales & Marketing

Michael Klayko has served as Chief Executive Officer and a director since January 2005. Prior to that, he served as Vice President, Worldwide Sales from May 2004 until January 2005. From April 2003 until May 2004, Mr. Klayko served as Vice President, Worldwide Marketing and Support, and from January 2003 until April 2003, he was Vice President, OEM Sales. From May 2001 to January 2003, Mr. Klayko was Chief Executive Officer and President of Rhapsody Networks, a privately held technology company acquired by Brocade. From December 1998 to April 2001, Mr. Klayko served as Executive Vice President of McDATA Corporation, a storage networking company. From March 1995 to November 1998, Mr. Klayko was Senior Vice President for North American Sales at EMC Corporation, a provider of information storage systems products. Mr. Klayko also held various executive sales and marketing positions at Hewlett-Packard Company and IBM Corporation. Mr. Klayko received a B.S. in Electronic Engineering from Ohio Institute of Technology, in Columbus, Ohio.

Richard Deranleau has served as Chief Financial Officer since May 2006 and as Vice President of Finance since November 2005. Mr. Deranleau served as our interim Chief Financial Officer from December 2005 until May 2006. He held the title Controller and Treasurer from May 2003 until December 2005. From 1992 to May 2003, Mr. Deranleau served in various management positions for Polycom, Inc., including Vice President of Finance and Treasurer from January 2001 to May 2003. Prior to Polycom, Mr. Deranleau held various accounting and finance positions at Tandem Computers and Coopers & Lybrand, LLC. Mr. Deranleau holds a B.S. in Economics from Iowa State University, an M.B.A. from San Jose State University, and is a Certified Public Accountant.

Tejinder (TJ) Grewal, has served as Vice President of Corporate Development since August 2004, and is responsible for developing and managing strategic Brocade corporate initiatives, including mergers and acquisitions, alliances, key business initiatives, and the Brocade investment portfolio. From 1999 through August 2004, Mr. Grewal worked with McKinsey & Company, where he advised software, semiconductor, and consumer hardware clients as part of the company’s High Technology Practice. Prior to joining McKinsey, he was a senior manager in Ernst & Young’s technology practice. Mr. Grewal holds an M.B.A. from McMaster University and a B.A. from York University, both in Canada.

Marc Randall has served as Senior Vice President, Products and Offerings, since December 2008. Prior to that, Mr. Randall served as the Chief Executive Officer of Force10 Networks, Inc. from 2003 to 2008 and as the Senior Vice President of Engineering and Operations at Force 10 from 2000 to 2003. Prior to joining Force10 Networks, Mr. Randall served as Vice President of Engineering at Cisco Systems. Prior to joining Cisco, Mr. Randall served as Senior Manager of Engineering at Amdahl Corporation. Mr. Randall holds a B.S. degree in Electronics Engineering Technology from DeVry University in Phoenix, Arizona.

Tyler Wall has served as Vice President and General Counsel since June 2005 and as Corporate Secretary and Chief Compliance Officer since July 2005. Prior to joining Brocade and from February 2000 until June 2005, he served as Vice President and General Counsel of Chordiant Software, Inc., an enterprise software applications corporation, where he was also Corporate Secretary from January 2004 until June 2005. From 1998 to February 2000, he served as Chordiant’s Director of Legal Affairs. Prior to joining Chordiant, Mr. Wall worked at Oracle Corporation, a provider of database and application software, where he served as Corporate Counsel for the commercial licensing and distribution group. Mr. Wall holds a B.S. in economics from University of Utah; a J.D. from Santa Clara University School of Law; and an M.B.A. from Santa Clara University School of Business.

Ian Whiting has served as Senior Vice President of Worldwide Sales since January 2009 and Senior Vice President of Marketing since August 2009. Prior to that, Mr. Whiting served as our Vice President and General Manager, Data Center Infrastructure (DCI) since November 2007 and as our Vice President, Worldwide Sales since May 2005. From 2003 to May 2005, Mr. Whiting served as Vice President of EMEA and Latin America, and from 2001 through 2002, as Executive Director of Partner Sales for EMEA. Prior to joining Brocade in 2001, he was Director of Compaq Storage Works EMEA. Mr. Whiting holds a bachelor’s degree in French and German from the University College Swansea, an M.A. in European Business Studies from Cranfield School of Management, and a diploma of marketing from the Chartered Institute of Marketing in Maidenhead, United Kingdom.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding the executive compensation program for our principal executive officer, the principal financial officer, and the three executive officers (other than the principal executive officer and principal financial officer) who were the most highly compensated executive officers of the Company during fiscal 2009 (the “Named Executive Officers” or “NEOs”). During fiscal 2009, these individuals were:

•	Michael Klayko, Chief Executive Officer

•	Richard Deranleau, Vice President, Finance and Chief Financial Officer

•	Tejinder Grewal, Vice President, Corporate Development

•	Tyler Wall, Vice President and General Counsel

•	Ian Whiting, Senior Vice President, Worldwide Sales & Marketing

The details of the compensation paid to and earned by our NEOs can be found in the compensation tables and associated narrative disclosure beginning on page 40 of this proxy statement.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal 2009. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why the Compensation Committee of our Board of Directors (the “Committee”) arrived at the specific compensation decisions for our executive officers, including our NEOs, for fiscal 2009, including the key factors that the Committee considered in determining their compensation.

This Compensation Discussion and Analysis is divided into the following sections:

•	Our executive compensation philosophy and objectives

•	The governance of our executive compensation program

•	Our fiscal 2009 compensation components and decisions for our NEOs

•	Other compensation policies

•	Tax and accounting considerations

Executive Compensation Philosophy and Objectives

Compensation Philosophy

Our executive compensation program is based on an overarching pay-for-performance philosophy. We have designed our compensation approach to provide total pay that aligns with corporate and individual performance. We provide compensation and benefit levels that will attract, retain, and motivate a highly talented executive team within the context of responsible cost management.

Compensation Objectives

Consistent with our “pay-for-performance” philosophy, our executive compensation program is designed around four primary objectives:

•	Establish a direct link between business financial results and individual/team performance and rewards

•	Align the interests and objectives of our executive officers with those of our stockholders

•	Share the enterprise value created by our executive officers (as well as our other employees) through our equity programs

•	Provide health and welfare protection to assist our executive officers (as well as our other employees) and their families with catastrophic events, such as death, disability, or illness

Compensation Mix

Consistent with our compensation objectives, the Committee provides a mix of compensation elements that emphasizes annual cash incentives and long-term equity incentives. The primary elements of our executive compensation program are base salary, an annual cash incentive award opportunity, and long-term equity incentive awards. Each of these components is discussed in greater detail below under “Fiscal 2009 Compensation Components and Decisions for NEOs.” We also provide our NEOs with severance and change-in-control protection and, on substantially the same terms and conditions as they are provided to most of our other employees, health and welfare benefits.

The average pay mix for our NEOs during fiscal 2009 can be illustrated as follows:

NOTE: The annual incentive amounts represent target awards based on adjusted fiscal 2009 base salary and target bonuses in effect during the year. The long-term equity incentives include stock options, restricted stock units and the supplemental equity awards made in April and May 2009 based, in each case, on their grant date fair values.

Competitive Positioning

The Committee does not target a specific competitive percentile for the total compensation of our NEOs. Rather, it considers a number of factors when setting the compensation levels for our executive officers. For fiscal 2009, the following factors were considered:

•	The Company’s performance relative to our peer group

•	The Company’s performance against financial goals and objectives established by the Committee and our Board of Directors

•	An individual NEO’s performance, experience, and qualifications relative to other similarly-situated executives at companies in our peer group

•	The scope of the NEO’s role compared to other similarly-situated executives at companies in our peer group

•	The compensation practices of the peer group and the positioning of each NEO’s compensation in the ranking of peer compensation.

Benchmarking

To assess the competitiveness of our executive compensation program and compensation levels, the Committee examined, with the assistance of its compensation consultant, Compensia, Inc., the executive compensation practices of a peer group of 19 high-technology companies. Compensation data for the peer group companies was gathered from public filings and from Radford’s High-Technology Executive Survey database. This peer group data is used to assess current compensation levels and to set compensation levels for the following fiscal year.

The companies comprising the peer group were selected on the basis of their similarity to the Company in size (as determined by revenue, market capitalization, net income, and employee base), business strategy and industry. The Committee reviews our peer group at least annually and makes adjustments to its composition as necessary. The fiscal 2008 peer group was finalized in August 2008 and reflects, among other things, the Committee’s consideration of the changes in the Company due to the acquisition of Foundry Networks, Inc., which closed in December 2008. The fiscal 2008 peer group was used in determining fiscal 2009 compensation levels for our executive officers.

The fiscal 2008 peer group was as follows:

•ADC Telecommunications	•Juniper Networks	•Polycom

•BMC Software	•KLA-Tencor	•Synopsys

•Broadcom	•Lam Research	•Tellabs

•Cadence Design System	•LSI	•Teradyne

•Citirx Systems	•NetApp	•Trimble Navigation

•Imation	•Novellus Systems	•VMware

•JDS Uniphase

Governance of Our Executive Compensation Program

Role of the Compensation Committee

The purpose of the Committee is to discharge the Board of Directors’ responsibilities relating to the compensation of our executive officers and directors. The Committee has overall responsibility for (i) overseeing the Company’s compensation and benefits policies, (ii) overseeing, evaluating, and approving executive officer and director compensation plans, policies, and programs, and (iii) evaluating our CEO’s performance and establishing his compensation. More specifically, with respect to our NEOs, the Committee reviews and approves their:

•	annual base salaries;

•	annual incentive compensation;

•	long-term incentive compensation;

•	employment agreements (including severance and change-in-control arrangements); and

•	other compensation, perquisites, or special benefit items, if any.

Management Interaction with Committee

In carrying out its responsibilities, the Committee works with members of our management team, including our CEO. The management team assists the Committee by providing information on Company and individual performance, market data, and management’s perspective and recommendations on compensation matters. The Committee solicits and reviews management’s (including the CEO’s) recommendations and proposals with respect to annual cash compensation adjustments, long-term equity incentive awards, program structures, and other compensation-related matters (other than for the CEO). The Committee uses management’s recommendations and proposals as one factor in making compensation decisions for our executive officers and directors.

Committee Process

In carrying out its responsibilities, the Committee:

•	Reviews our corporate goals and objectives relevant to executive compensation;

•

Considers executive performance in light of such goals and objectives and sets executive compensation based on these evaluations and other factors as the Committee deems appropriate and in the best interests of the Company and our stockholders; and

•

Determines any long-term equity incentive component of executive compensation based on past awards, the Company’s performance (both against its business plan and compared to its peers and the broader market), stockholder return, the value of similar incentive awards at the companies in our peer group, and other factors the Committee deems appropriate and in the best interests of the Company and our stockholders.

The Committee regularly reports to, and occasionally consults with, our Board of Directors on the results of its reviews and any actions it takes or proposes to take with respect to compensation policies and executive officer compensation decisions. As permitted under its charter, the Committee has delegated its authority, within certain prescribed limits and grant guidelines, with respect to the grant of long-term equity incentives to employees other than executive officers, to the Company’s Grant Committee, consisting of the Chairman of our Board of Directors and the CEO.

Compensation Review Cycle

The Committee reviews the base salary levels of our executive officers, including our NEOs, as well as their annual cash incentive opportunities and equity awards each year in the fall, or more frequently as warranted, with adjustments generally effective at the beginning of the fiscal year. All adjustments to cash compensation and vesting commencements for all regular annual long-term equity awards were made effective November 1, 2008. Additional, off-cycle long-term equity awards were made to our NEOs in fiscal 2009 with vesting commencements that differed from the regular annual long-term equity awards. For more information concerning the vesting and other terms and conditions of these awards, see “April 2009 Equity Awards” and “May 2009 Performance RSUs” below.

Use of External Advisors

Beginning in fiscal 2006, the Committee engaged Compensia, Inc., a national compensation consulting firm, to provide it with information, recommendations, and other advice relating to executive compensation. Compensia serves at the discretion of the Committee. Compensia regularly meets with the Committee both with and without management present. Compensia’s fees and expenses for the services provided to the Committee for fiscal 2009 totaled $228,381.

In fiscal 2009, Compensia regularly participated in Committee meetings and provided assistance to the Committee, including:

•

A review of and recommendations related to our executive officers’ base salary, annual cash incentive compensation, and long-term incentive compensation levels and plan structures for fiscal 2009 and 2010;

•	A review of our historical equity utilization practices; and

•

Preparation of “tally sheets” which the Committee periodically reviewed to ensure that it had a comprehensive view of our executive officers’ compensation arrangements, including cash compensation (fixed and variable), long-term equity incentive compensation (past awards and the current and projected values of these awards), and post-employment obligations (severance and change-of control-benefits).

Compensia did not provide any other services to the Company in fiscal 2009.

Fiscal 2009 Compensation Components and Decisions for NEOs

The primary elements of our executive compensation program are base salary, an annual cash incentive award opportunity, and long-term equity incentive awards.

Base Salary

Base salary represents the most basic, fixed portion of our executive officers’ compensation and is an important element of compensation to attract, retain and motivate highly talented executive officers. Consistent with our pay-for-performance philosophy, base salaries generally represent a modest proportion of the total compensation opportunity for our executive officers.

The Committee reviews the base salaries of our executive officers, including our NEOs, annually, taking into consideration the management team’s base salary recommendations (which are provided for each of the executive officers other than our CEO), Compensia’s market analyses and salary adjustment recommendations for our executive officers (including our CEO), and the factors described under “Competitive Positioning” above.

For fiscal 2009, in addition to the competitive positioning factors mentioned above, the Committee also carefully considered the impact of the acquisition of Foundry Networks, Inc. on our executive compensation programs. Our approach to executive compensation, as detailed in “Compensation Mix” above, emphasizes annual cash incentives and long-term equity incentives. Foundry’s approach to executive compensation differed materially from ours in that base salaries and long-term equity incentives were emphasized. The Committee examined the current compensation levels of the Foundry Networks, Inc. executives that were retained following the acquisition and determined that an additional important factor to consider when setting fiscal 2009 compensation levels of our executive officers (including our NEOs) was, over time, to establish appropriate internal equity across the entire executive team.

In December 2008, the Committee reviewed the base salaries of our executive officers and, based on the considerations described above, made the following adjustments to the base salaries of our NEOs:

Executive	Title	Beginning Fiscal 2008 Base Salary	Fiscal 2009 Base Salary (Effective 11/1/08)	Total Percentage Increase
Michael Klayko	CEO	$725,000	$750,000	3.4%
Richard Deranleau	VP, Finance and CFO	$340,000	$400,000	17.6%
Tejinder Grewal	VP, Corporate Development	$315,000	$330,000	4.8%
Ian Whiting	Sr VP, Worldwide Sales & Mktg	$375,800	$400,000	6.4%
Tyler Wall	VP, General Counsel	$300,000	$330,000	10.0%

In April and November 2009, the Committee again reviewed the base salaries of our executive officers. No changes were made to the base salaries of our NEOs.

Annual Cash Incentives

In fiscal 2009, our executive officers, including our NEOs, participated in our Senior Leadership Plan (“SLP”), an annual cash incentive program to reward achievement of corporate and individual goals and objectives. The employees most responsible for delivering revenue, overall income, and non-GAAP operating income performance, including our NEOs, participate in the SLP. In fiscal 2009, this group consisted of approximately 25 employees, including each of our NEOs.

For fiscal 2009, the design of the SLP was modified to focus solely on our non-GAAP operating income to help ensure that, in pursuing the financial goals and objectives tied to our annual operating plan, our executive officers, including our NEOs, would focus their attention on profitability. The Committee believed that rewarding our executive officers for focusing their attention on non-GAAP operating income, and hence efficiency, would lead to greater profitability.

SLP Formula

In fiscal 2009, annual cash incentive award payouts under the SLP were determined based on the formula set forth below. Each component of the formula is explained in detail in the text that follows it.

Payout =	Individual Performance Percentage
x Operating Income Multiplier Percentage
x Target Annual Cash Incentive Opportunity

Since our CEO has responsibility for all aspects of our business, we have not assigned him a separate individual performance percentage. His award under the SLP was determined solely on the basis of the operating income multiplier percentage and his target annual cash incentive opportunity.

Individual Performance Percentage

At the beginning of fiscal 2009, our CEO and each of the other NEOs completed a performance contract, which outlined Company and functional specific goals and objectives for each of our NEOs for the fiscal year. The CEO reviewed and approved the performance contracts of his direct reports (including each of the other NEOs).

In the case of our NEOs, other than our CEO, these performance contracts serve as the basis for measuring their individual performance under the SLP. Following the end of the fiscal year, the CEO conducted an evaluation of the individual performance of each executive officer (including each of the NEOs) against their respective performance contracts. Individual performance goals are generally set to be reasonably achievable.

Actual individual performance is typically determined through a subjective review process. Each executive officer was assigned a percentage performance rating based on his performance for the year that could range from 90% — 100%. The Committee reviewed and approved the percentage performance rating determined by our CEO for each executive officer (including each of the NEOs other than the CEO). This figure is the individual performance percentage in the formula above.

Operating Income Multiplier Percentage

The second component in the calculation is an “Operating Income Multiplier.” The target level for our non-GAAP operating income under the SLP was based on our Board of Directors-approved annual operating plan and was communicated to program participants at the beginning of the fiscal year. If the Operating Income Multiplier was below threshold, no payouts were to be made under the SLP. Between threshold and target, performance is interpolated so that there is a loss of two percentage points of payout for each percentage point that performance is below target. Conversely, performance above target results in a gain of four percentage points of payout for each percentage point that performance is above target. There is no limit on the potential payout where performance is above target. This formula is illustrated by the following table:

Non-GAAP Operating Income Performance	<80%	80%	90%	100%	110%	120%	130%
Funding	0	60%	80%	100%	140%	180%	220%

Non-GAAP operating income performance excludes certain gains or losses and benefits or costs consistent with the Company’s reporting of non-GAAP financial performance on a quarterly basis. The Company’s reporting of financial performance on a quarterly basis includes a detailed reconciliation with GAAP financial measures.

Target Annual Cash Incentive Opportunity

The third component in the calculation is the target annual cash incentive opportunity for each NEO. Target annual cash incentives for each NEO were established by the Committee based on the recommendations of both the management team and Compensia and the factors described under “Competitive Positioning” above.

Target annual cash incentive opportunities for our executive officers were increased for fiscal 2009 taking into account each executive’s performance, the Committee’s review of the compensation practices of the peer group and internal equity considerations among our executives following the acquisition of Foundry Networks, Inc. Accordingly, for fiscal 2009, the target annual cash incentive opportunity as a percentage of fiscal 2009 base salary was 150% for our CEO (compared to 100% for fiscal 2008), 100% for Mr. Whiting (compared to 60% for fiscal 2008), and 75% for our other NEOs (compared to 60% for fiscal 2008).

2009 Annual Cash Incentive Award Determinations

In fiscal 2009, we experienced continued operational success as measured by our operating income. Fiscal year 2009 non-GAAP operating income was $426.5 million, representing 21.5% growth over fiscal year 2008.

In November 2009, the Committee reviewed executive compensation taking into consideration this corporate performance, as well as individual NEO performance. Non-GAAP operating income was 129% of target, resulting in an Operating Income Multiplier of 215.3%. In December 2009, performance against the performance contracts for our NEOs (other than our CEO) was also reviewed (with input from our CEO) to determine each NEO’s individual performance. Individual performance was determined to be 100% for each of the NEOs (other than our CEO).

The annual cash incentive awards approved by the Committee for the NEOs in fiscal 2009 were 215.3% of target.

Change to Senior Leadership Plan for Fiscal 2010

During fiscal 2009, the Committee reviewed the structure of the SLP and determined that (i) a renewed focus on growth was appropriate as the Company and the broader economy emerge from the recent, difficult economic environment, as well as (ii) a continued focus on profitability. The Committee also determined that the impact of above target performance on SLP payouts should be moderated compared to the fiscal 2009 SLP. Accordingly, for fiscal 2010, after consultation with management and Compensia, the Committee has modified the SLP structure in two significant ways:

1. A revenue component has been added to the SLP with a weighting of 25%, consistent with the Committee’s belief that the Company should renew its focus on growth.

2. Both the revenue component and the operating income component of the SLP provide that performance above target results in a gain of three (compared to four for fiscal 2009) percentage points of payout per percentage point of above target performance; performance between threshold and target results in a loss of two percentage points of payout per percentage point of below target performance (which is consistent with the fiscal 2009 SLP).

Long-Term Equity Incentives

Our equity award practices have been designed to reflect a balance between stockholders’ dilution concerns and the Company’s need to remain competitive in recruiting, motivating, and retaining executive talent. In fact, our actual average “burn rate” (that is, the number of shares granted subject to long-term equity incentives divided by the total number of shares of the Company’s common stock outstanding), excluding acquisitions, was approximately 3.5% during the period from fiscal 2006 through fiscal 2009, which is within the permitted guidelines of the major proxy advisory firms.

The Committee believes that long-term equity incentives should focus our executive officers on stockholder value creation through long-term Company performance, as well as motivate them and retain their services in a competitive job market by providing significant long-term earnings potential. To achieve these objectives, we use long-term equity incentives both as part of the regular annual compensation program for our executive officers and to address special situations as they arise from time to time. Consistent with this approach, our long-term equity incentives over the past three fiscal years have consisted of the mix of service- and performance-based awards set forth in the table below. Additional detail on each of the award types follows the table:

Award Type	Grant Date	Vesting Detail/Date	Rationale
REGULAR ANNUAL AWARDS
RSUs (performance-based)	November 2006	Vest based on performance in October 2009	Drive operational performance over multiple years relative to peer group; provide motivation for enhancing long-term value creation and retention incentives
RSUs (service-based)	December 2008	Vest in November 2010	Provide motivation for enhancing long-term value creation and retention incentives
Stock options (service-based)	December 2008	Monthly over 4 years; fully vested November 2012	Provide motivation for enhancing long-term value creation
SPECIAL AWARDS
Market Outperform Plan	July 2007	Vest based on performance in October 2009	Drive above market growth of market capitalization
Special Stock Option/RSU Award (service-based)	April 2009	Options vest monthly over 4 years; RSUs vest 50% in April 2011 and 50% in April 2012	Address internal disparities with new executives, address retention concerns and reward operational success during difficult economic environment
Special RSUs (performance-based)	May 2009	Vest based on performance; 50% in October 2009 and 50% in October 2010	Help ensure successful integration of Foundry Networks and address retention concerns

November 2006 Performance-Based Restricted Stock Unit Awards

We introduced performance-based restricted stock unit (“RSU”) awards into our executive compensation program in November 2006 with the belief that tying a material element of our executive officers’ compensation to relative performance (in the case of the performance-based RSUs, versus the Company’s fiscal 2006 peer group) would enhance the creation of long-term stockholder value. Specifically, the vesting of these initial awards was contingent on the Company’s three-year performance relative to the Company’s fiscal 2006 peer group, based on the following equally- weighted financial metrics: revenue growth, operating income growth, free cash flow growth, and stock price growth. The Committee selected these metrics to encourage and reward:

•	Balanced top and bottom-line growth in our business

•	The promotion of a healthy balance sheet

•	Superior stock price performance

Based on our performance, the actual number of shares of the Company’s common stock earned under the performance-based RSU awards by each executive officer could range from zero for below-threshold performance to 200% at maximum performance. To determine actual payouts, our average percentile rank against the fiscal 2006 peer group across the four metrics was to be measured at the end of the three-year performance period. Target awards could be earned at 50th percentile average performance against the fiscal 2006 peer group, threshold payouts (25% of target) could be earned at 35th percentile average performance against the fiscal 2006 peer group, and maximum payouts (200% of target) could be earned at 75th percentile average performance against the fiscal 2006 peer group.

At the conclusion of the three-year performance period in October 2009, the Committee evaluated, with the assistance of Compensia, our average percentile rank against the fiscal 2006 peer group based on performance as measured by revenue growth, operating income growth, free cash flow growth, and stock price growth. Each participating executive officer, including each NEO, received 184% of the target number of shares of the Company’s common stock covered by his or her award.

Annual Service-Based Stock Options and RSUs

We believe that stock options (when granted with exercise prices equal to the fair market value of the Company’s common stock on the date of grant) provide an appropriate long-term incentive for our executive officers, including our NEOs, since they reward them only to the extent that the Company’s stock price grows and stockholders realize value following their grant date. Similarly, RSU awards provide an incentive for our executive officers to remain employed with the Company and to focus on driving increased stockholder value over their vesting period.

At the beginning of fiscal 2009, and consistent with prior practice, the Committee approved equity awards, consisting of a combination of stock options and RSU awards, for our executive officers, including our NEOs, in December 2008. The Committee determined that a roughly equal mix on a grant value basis of stock options and RSU awards best balanced incentives for stock price growth and retention. The total amount and relative mix of these awards were as follows:

Named Executive Officer	Stock Options Granted(1)	Grant Date Fair Value (Black-Scholes)	RSUs Granted	Grant Date Fair Value	Total Value
Michael Klayko	615,000	$1,027,460	305,000	$1,030,900	$2,058,360
Richard Deranleau	200,000	$334,134	100,000	$338,000	$672,133
Tejinder Grewal	160,000	$267,307	80,000	$270,400	$537,706
Tyler Wall	140,000	$233,894	70,000	$236,600	$470,493
Ian Whiting	200,000	$334,134	100,000	$338,000	$672,133

(1)	The stock options were granted with an exercise price of $3.38 per share (the closing market price of the Company’s common stock on December 19, 2008, the effective date of grant).

These stock options vest over four years from the grant date, and the RSU awards vest on the second anniversary of the grant date. The Committee believes that four-year vesting of stock options was consistent with peer group practices and provides rewards for longer-term stock price appreciation. The two-year vesting of the RSU awards was intended to provide greater retention and motivation incentives over a shorter period of time than the options.

Fiscal 2008 Market Outperform Plan

In July 2007, we introduced the Market Outperform Plan in an effort to enhance the Committee’s ability to best measure and reward superior relative performance. Under the Market Outperform Plan, awards were to be determined based on a dollar-denominated award pool that was funded solely to the extent that the Company’s percentage market capitalization growth (adjusted to offset the impact of stock-based acquisitions) exceeded the percentage growth of the Nasdaq-100 Index Tracking Stock issued by the PowerShares QQQ Trust, Series 1

(often referred to by its ticker symbol, QQQQ). The performance period for the July 2007 awards made under the plan extended from August 2007 through October 2009, a period of 27 months. The award pool for these awards was to be based on the following formula:

Payout = %Brocade Market Capitalization Growth — QQQQ Performance * Beginning Brocade

Market Capitalization * 2%

Our CEO was awarded the right to receive up to 20% of this award pool, while the other NEOs each were awarded the right to receive up to 5% of the award pool.

To the extent an award pool was funded under the plan, it was to be converted into fully-vested shares of the Company’s common stock (based on the market price of the Company’s common stock at the end of the performance period), which were to be issued to participants shortly following the end of the performance period. Compensia provided the Committee with extensive modeling of potential payouts under the Market Outperform Plan, and the Committee believed that payouts would be appropriate to the levels of performance achieved. However, under the plan, the Committee could reduce the number of shares issuable to participants in its sole discretion, and, in any event, the maximum number of shares of the Company’s common stock that may be issued under the plan in a single fiscal year was subject to the following limits: 1,500,000 shares for Mr. Klayko; 500,000 shares for each of Messrs. Deranleau, Wall, Grewal and Whiting and other select executives, 250,000 shares for each of the other executive participants, and 100,000 shares for each of the other participants.

The Market Outperform Plan contains a provision that permits the Company to recover compensation issued under the plan in the event of a financial restatement resulting from a participant’s fraudulent conduct. Specifically, this “clawback” provision enables the Company to demand a cash repayment from the executive officer in the event our Board of Directors determines within four years following the pertinent performance period (and prior to a change in control of the Company) that: (i) the executive officer committed financial-based fraud in financial statements filed with the Securities and Exchange Commission that precipitated the restatement; and (ii) such fraud positively impacted the Company’s market capitalization growth rate during the performance period.

At the conclusion of the 27-month performance period, the Committee, with Compensia’s assistance, evaluated the Company’s percentage market capitalization growth compared to the percentage growth of the NASDAQ-100 Index Tracking Stock and determined that the Company’s market capitalization had increased by 28% over the performance period while the price of the QQQQ had decreased by 12.8%, or an incremental difference of 40.8%. Accordingly, under the terms of the plan, the NEOs received the following payouts from the award pool:

Named Executive Officer	Dollar Value of Award	Number of Shares of Common Stock	Percentage of Total Award Pool
Michael Klayko	$4,891,139	552,795	20%
Richard Deranleau	$1,222,785	138,198	5%
Tejinder Grewal	$1,222,785	138,198	5%
Tyler Wall	$1,222,785	138,198	5%
Ian Whiting	$1,222,785	138,198	5%

Special April 2009 Equity Awards

The ongoing global economic crisis had a significant impact on the market price of the Company’s common stock during the first half of fiscal 2009. As a result, a substantial portion of the outstanding stock options held by our executive officers, including our NEOs, was “underwater” (that is, they had exercise prices in excess of the market value of the underlying shares of common stock). In addition, the aggregate market value of the other outstanding equity awards held by executive officers, including the fiscal 2009 focal awards, lost a significant portion of their retention value.

Having recently experienced the departure of several executive officers in the period following the Company’s acquisition of Foundry Networks, Inc. and concerned about the prospect of additional departures at a time critical to the integration of the two businesses, the Committee determined to review the long-term equity incentive component of our executive officers’ compensation packages to ensure that this compensation element was serving its intended purpose. Based on its evaluation of the aggregate values of the executive officers’ outstanding equity holdings, and the potentially adverse impact on the Company if it were to lose one or more key members of management, the Committee decided to make an additional equity award to our executive officers, including our NEOs, to supplement their existing holdings in April 2009.

Similar to the fiscal 2009 focal awards, these equity awards consisted of a combination of stock options and RSU awards. As with the annual service-based stock options and RSU awards for fiscal 2009, for these awards the Committee determined that in most cases a roughly equal mix on a grant value basis of stock options and RSU awards best balanced incentives for stock price growth and retention. The total amount and relative mix of these awards was as follows:

Named Executive Officer	Stock Options Granted(1)	Grant Date Fair Value (Black-Scholes)	RSUs Granted	Grant Date Fair Value	Total Value
Michael Klayko	500,000	$1,371,640	200,000	$1,124,000	$2,477,600
Richard Deranleau	100.000	$274,328	50,000	$281,000	$551,700
Tejinder Grewal	150,000	$411,492	75,000	$421,500	$827,600
Tyler Wall	100,000	$274,328	75,000	$421,500	$692,200
Ian Whiting	100,000	$274,328	50,000	$281,000	$551,700

(1)	The stock options were granted with an exercise price of $5.62 per share (the closing market price of the Company’s common stock on April 29, 2009, the effective date of grant).

These awards had vesting schedules similar to those of the fiscal 2009 focal awards.

Special May 2009 Performance RSU Awards

The Committee also focused its attention on the challenges that the Company faced in completing the successful integration of Foundry Networks, Inc. into the Company. The Committee also began to consider the possibility that, in view of its belief that the Company’s operational performance was not accurately reflected in the market price of its common stock, the Company was at risk of a potential acquisition at a price that would not reflect its true value. Further, as the turmoil in the public markets continued to depress the Company’s stock price, the Committee remained concerned with retention risks relative to the NEOs, which, if realized, could have a potentially adverse impact on the Company, particularly given that the Foundry Networks integration was, at that time, still to be completed.

To provide additional incentive for our executive officers to complete the successful integration of Foundry Networks and further ensure their continuing employment during this period, the Committee approved a performance-based RSU plan. Under this plan, the number of shares earned under the awards is based on the achievement of specific revenue targets by the former Foundry Networks business over a two-year period as follows:

•	The number of shares earned under 50% of the awarded RSUs is determined at the end of fiscal 2009; and

•	The number of shares earned under the remaining 50% of the awarded RSUs is determined at the end of fiscal 2010.

The shares earned under the RSU awards are to be released to the executive officers at the end of fiscal 2010; provided, such officers continue employment through the vesting date.

The Committee determined to grant our CEO a performance-based RSU award under this plan covering 200,000 shares of the Company’s common stock and to grant the other NEOs performance-based RSU awards each covering 200,000 shares of the Company’s common stock.

Benefits and Perquisites

Our NEOs are provided with a health and welfare benefit program, as well as the opportunity to participate in a Section 401(k) profit-sharing plan. They participate in the health and welfare benefit program and the Section 401(k) plan on substantially the same terms and conditions as most of our other employees. We also offer our employees, including our NEOs, the opportunity to purchase shares of the Company’s common stock at a discount under the Company’s employee stock purchase plan.

Except as disclosed in the Summary Compensation Table on page 40 of this proxy statement, we do not provide any additional perquisites or other personal benefits to our NEOs.

Post-Employment Compensation Arrangements

We believe that concerns about potential job loss and/or the possibility or occurrence of a change-in-control of the Company can create uncertainty for our executive officers that may unduly affect their performance. For example, fear of an involuntary termination of employment without cause, such as in the event of a reduction in force, position elimination, or an office closing, may lead to the untimely departure of a key executive. In addition, the possibility of a change-in-control of the Company may create uncertainty for executives regarding their continued employment by the Company because such transactions frequently result in changes in senior management.

Consequently, in fiscal 2007 the Committee amended the employment agreements of our executive officers, including our NEOs, to harmonize the severance and change-in-control protection for our executives and to ensure that this protection was consistent with peer company and market practices. We believe that these agreements help to ensure the continued attention and dedication of our executive officers, including our NEOs, to their assigned duties, and, thus, help ensure that they act in the best interests of our stockholders. These agreements also help to mitigate the risk of a potential job loss, as well as provide additional incentives to our executive officers to remain employed with the Company.

These employment agreements, as amended, provide that each executive officer, including each NEO, will receive certain severance benefits if his or her employment is terminated without “cause” or he or she resigns for “good reason” (as those terms are defined in the agreements), whether or not the termination is associated with a change in control of the Company. However, the applicable payment amounts and benefit levels differ depending upon whether or not the termination of employment is in connection with a change in control of the Company. The agreements also provide for full accelerated vesting of long-term equity incentive awards in the event of a qualifying termination of employment in connection with a change in control of the Company.

For information on the specific terms and conditions of the employment agreements of our NEOs, see the discussion of “Employment, Change of Control and Severance Arrangements” beginning on page 47 of this proxy statement. In addition, for information on the severance and change-in-control arrangements for our NEOs, as well as an estimate of the potential payments and benefits payable under these arrangements as of the end of fiscal 2009, see “2009 Potential Payments Upon Termination or Change in Control” beginning on page 48 of this proxy statement.

Reasonableness of Compensation

The Committee believes that the Company is operating in accordance with its compensation philosophy and is achieving its compensation objectives. The Committee also believes that the target pay positioning and pay mix for our NEOs are reasonable and appropriate. Specifically, the Committee believes that our NEOs are appropriately rewarded for their individual contributions, the achievement of operational success, and the creation of stockholder value.

Other Compensation Policies

Equity Grant Practices

Our equity grant practices are set forth in our “Equity Awards Granting Policy.” In accordance with this policy, the annual equity awards granted to our NEOs are typically made, and grant prices set, on the second Thursday of December. Grant dates for new hire awards are set on the fourth Thursday of each month (other than in December, in which case it is the second Thursday of the month). In the case of both annual and new hire awards, grant dates are set irrespective of blackout periods. The exercise price of stock option grants is determined based on the closing market price of the Company’s common stock on the date of grant. Awards are determined by the Committee, or its designated subcommittee, in accordance with both the Committee’s charter and our “Equity Awards Granting Policy.”

Equity awards (other than acquisition-related awards) are made subject to an annual equity pool approved by the Committee, which in fiscal 2009 was a net pool of approximately 17.3 million shares or 4.0% of the Company’s outstanding shares.

Rule 10b5-1 Trading Plans

Each of our NEOs and directors may enter into a written plan for the automatic trading of securities in accordance with Exchange Act Rule 10b5-1. The Company may also enter into a written plan for the automatic trading of securities in accordance with Rule 10b5-1 with respect to its stock repurchase program.

Tax and Accounting Considerations

Income Tax Considerations

In making compensation decisions, the Committee considers the potential effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our NEOs. Section 162(m) disallows an income tax deduction to any publicly-held corporation for individual remuneration paid to certain executive officers exceeding $1 million in any taxable year, unless the remuneration is “performance-based.”

The Committee has examined our current executive compensation program and understands that some compensation paid to our NEOs during fiscal 2009 may not be deductible under Section 162(m). However, based on its examination, the Committee does not believe that the loss of any income tax deductions will be likely to have a material negative financial impact on the Company. The Committee also believes that it is important to retain the flexibility to motivate superior performance through awards or programs that do not meet all of the requirements of Section 162(m). The Committee will continue to monitor the issue of deductibility, and make adjustments to our executive compensation program to maximize the deductibility of our executive compensation to the extent that it believes such result is consistent with the objectives of individual compensation elements and the interests of our stockholders.

Nonqualified Deferred Compensation

Section 409A of the Internal Revenue Code imposes significant taxes in the event that an NEO, director, or other service provider receives “deferred compensation” that does not satisfy the requirements of the provision. Although we do not maintain a traditional nonqualified deferred compensation plan, Section 409A applies to certain equity awards and severance arrangements. Consequently, to assist our NEOs, directors, and employees in avoiding additional tax under Section 409A, we have developed the severance arrangements described above and structured our equity awards in a manner intended to either avoid the application of Section 409A or, to the extent doing so is not possible, comply with the applicable requirements.

Accounting for Stock-Based Compensation

We follow the applicable accounting rules for our stock-based compensation awards. The applicable accounting rules require companies to calculate the grant date “fair value” of their stock-based awards grants using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards. The applicable accounting rules also require companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that a recipient is required to render service in exchange for the option or other award.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K and this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Sanjay Vaswani (Chair)

Renato DiPentima

David L. House

L. William Krause

The following table sets forth summary information concerning compensation paid or accrued for services rendered to the Company in all capacities to (i) the Company’s Chief Executive Officer, (ii) the Company’s Chief Financial Officer and (iii) the Company’s other three most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2009.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Grants ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Michael Klayko, Chief Executive Officer	2009	726,924	6,101,371	1,457,204	2,421,953	—	10,707,452
	2008	725,000	668,503	1,040,906	1,337,549	20,158	3,792,117
	2007	605,000	1,042,457	1,125,975	1,299,314	18,333	4,091,079

Richard Deranleau, VP, Finance and Chief Financial Officer	2009	387,693	1,921,025	462,754	645,854	26,801	3,444,127
	2008	340,000	241,210	365,488	376,358	2,531	1,325,587
	2007	327,803	415,152	595,843	336,820	41,735	1,717,353

Tejinder Grewal, VP, Corporate Development	2009	319,847	1,896,378	385,701	532,830	29,401	3,164,157
	2008	315,000	225,769	254,717	348,685	—	1,144,171
	2007	296,250	397,098	230,625	312,104	160,125	1,396,202

Tyler Wall, VP, General Counsel(6)	2009	317,308	1,879,524	328,815	532,830	26,801	3,085,278

Ian Whiting, Sr VP, WW Sales & Marketing	2009	384,616	1,988,682	435,677	861,139	32,902	3,703,016
	2008	375,840	322,490	325,640	416,036	2,512	1,442,518
	2007	375,840	516,101	292,965	372,365	107,433	1,664,704

(1)	Actual salary earned during fiscal 2009 reflects the company-wide mandatory unpaid time-off program.

(2)	These amounts reflect the value determined by the Company for accounting purposes for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by vesting in a restricted stock or restricted stock unit award). Pursuant to SEC rules, the amounts shown in this column represent compensation expense for the 2007, 2008 and 2009 fiscal years for awards of restricted stock and/or restricted stock units granted to each of the named executive officers in fiscal years 2007, 2008 and 2009 as well as prior fiscal years and exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock awards were forfeited by any of the named executive officers in fiscal 2007, 2008 and 2009. For additional information, see Note 12 of our financial statements in the Form 10-K for the year ended October 27, 2007, Note 12 of our financial statements in the Form 10-K for the year ended October 25, 2008 and Note 13 of our financial statements in the Form 10-K for the year ended October 31, 2009, as filed with the SEC. For information on the valuation assumptions for grants made prior to 2007, see the notes in our financial statements in the Form 10-K for the respective year. See the “2009 Grants of Plan-Based Awards” table for information on stock awards granted in 2009.

(3)

These amounts reflect the value determined by the Company for accounting purposes for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by exercising stock options). Pursuant to SEC rules, the amounts shown in this column represent compensation expense for the 2007, 2008 and 2009 fiscal years for stock option awards granted to each of the named executive officers in fiscal years 2007, 2008 and 2009 as well as prior fiscal years and exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock option awards were forfeited by any of the named executive officers in fiscal years 2007, 2008 and 2009. For additional information, see Note 12 of our financial statements in the Form 10-K for the year ended October 27, 2007, Note 12 of our financial statements in the Form 10-K for the year ended October 25, 2008 and Note 13 of our financial statements in the Form 10-K for the year ended October 31, 2009, as filed with the SEC. For information on the valuation assumptions for grants made prior to fiscal year 2007, see the notes in our financial statements in the Form 10-K for the respective year. See the “2009 Grants of Plan-Based Awards” table for information on stock option awards granted in fiscal year 2009.

(4)	For fiscal 2009, these amounts include payments under the Senior Leadership Plan. The actual payments under that plan are included in the “Actual Payouts Under Non-Equity Incentive Plan” column of the “2009 Grants of Plan-Based Awards” table below. See the “Compensation Discussion and Analysis” section above for more information. For fiscal 2008, these amounts include payments under the Senior Leadership Plan. For fiscal 2007, these amounts include Senior Leadership Plan and a special retention bonus plan.

(5)	For fiscal 2009, consists of taxable fringe benefit for expenses paid by Company for a flight to and housing in Hawaii and benefits rendered by participating in the Stanford Health Program. For fiscal 2008, consists of taxable fringe benefit for guest expenses paid by the Company on a business-related trip and benefits rendered by participating in the Stanford Health Program. For fiscal 2007, consists of payments associated with the Section 409A option exchange.

(6)	No data provided for fiscal 2007 and 2008 for Mr. Wall pursuant to applicable SEC rules.

The following table shows all plan-based awards granted to the named executive officers during fiscal year 2009. The SLP awards are cash awards and the others are non-cash awards. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the “Outstanding Equity Awards at 2009 Fiscal Year-End” table below.

2009 Grants of Plan-Based Awards

Name	Type(1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Actual Payouts Under Non-Equity Incentive Plan ($)	Estimated Future Payouts Under Equity Incentive Plan Awards			Stock Awards: Number of Shares of Stock or Units (#)	Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
			Threshold #	Target ($)	Maximum #		Threshold #	Target #	Maximum #
Michael Klayko	SLP		675,000	1,125,000		2,421,953
	Option	12/19/08									615,000	$3.38	1,027,460
	RSU	12/19/08								305,000			1,030,900
	Option	04/29/09									500,000	$5.62	1,371,640
	RSU	04/29/09								200,000			1,124,000
	PRSU	05/28/09					—	200,000	240,000				1,476,281	(3)

Richard Deranleau	SLP		180,000	300,000		645,854
	Option	12/19/08									200,000	$3.38	334,134
	RSU	12/19/08								100,000			338,000
	Option	04/29/09									100,000	$5.62	274,328
	RSU	04/29/09								50,000			281,000
	PRSU	05/28/09					—	200,000	240,000				1,476,281	(3)

Tejinder Grewal	SLP		148,500	247,500		532,830
	Option	12/19/08									160,000	$3.38	267,307
	RSU	12/19/08								80,000			270,400
	Option	04/29/09									150,000	$5.62	411,492
	RSU	04/29/09								75,000			421,500
	PRSU	05/28/09					—	200,000	240,000				1,476,281	(3)

Tyler Wall	SLP		148,500	247,500		532,830
	Option	12/19/08									140,000	$3.38	233,894
	RSU	12/19/08								70,000			236,600
	Option	04/29/09									100,000	$5.62	274,328
	RSU	04/29/09								75,000			421,500
	PRSU	05/28/09					—	200,000	240,000				1,476,281	(3)

Ian Whiting	SLP		240,000	400,000		861,139
	Option	12/19/08									200,000	$3.38	334,134
	RSU	12/19/08								100,000			338,000
	Option	04/29/09									100,000	$5.62	274,328
	RSU	04/29/09								50,000			281,000
	PRSU	05/28/09					—	200,000	240,000				1,476,281	(3)

(1)	Option means an option granted under the 1999 Stock Plan or 2009 Stock Plan, as applicable. PRSU means a restricted stock unit with a performance vesting condition dependent upon the achievement of specific revenue targets by the former Foundry Networks business over a two-year period. RSU means a restricted stock unit that vests if the grantee remains employed by the Company at certain times. SLP means Senior Leadership Plan. See “Compensation Discussion and Analysis” above for more details.

(2)	These amounts reflect the fair value as of the grant date of such award determined pursuant to applicable accounting rules by the Company for accounting purposes for these awards and do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising stock options). For additional information on the valuation assumptions underlying the grant date fair value of these awards, see Note 13 of our financial statements in the Form 10-K for the year ended October 31, 2009, as filed with the SEC.

(3)	Fair value is based on 203,625 RSUs due to an additional 3,625 RSUs earned per the applicable plan after fiscal 2009.

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal year 2009.

Outstanding Equity Awards at 2009 Fiscal Year End

	Option Awards(1)						Stock Awards
Name	Award Date	# of Securities Underlying Unexercised Options Exercisable	# of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	# of Shares or Units of Stock That Have Not Vested (2)(#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mike Klayko	05/28/09	—	—	—	—	—	—	—	203,625	1,751,175	(6)
	04/29/09	62,500	437,500	—	$5.62	04/29/16	200,000	1,720,000	—	—
	12/19/08	140,937	474,063	—	$3.38	12/19/15	305,000	2,623,000	—	—
	12/13/07	167,708	182,292	—	$7.14	12/13/14	115,000	989,000	—	—
	07/30/07	—	—	—	—	—	—	—	552,795	4,754,037	(5)
	11/24/06	109,375	40,625	—	$9.27	11/24/13	—	—	73,600	632,960	(4)
	06/12/06	166,667	—	—	$5.64	08/15/10	—	—	—	—
	03/08/05	350,000	—	—	$6.00	03/08/12	—	—	—	—
	02/18/05	1,000,000	—	—	$6.42	02/18/12	—	—	—	—
	08/20/04	150,000	—	—	$4.97	08/20/11	—	—	—	—
	05/21/04	31,754	—	—	$5.84	05/21/11	—	—	—	—
	01/27/03	10,417	—	—	$4.55	01/27/13	—	—	—	—

Richard Deranleau	05/28/09	—	—	—	—	—	—	—	203,625	1,751,175	(6)
	04/29/09	12,500	87,500	—	$5.62	04/29/16	50,000	430,000	—	—
	12/19/08	45,833	154,167	—	$3.38	12/19/15	100,000	860,000	—	—
	12/13/07	52,708	57,292	—	$7.14	12/13/14	30,000	258,000	—	—
	07/30/07	—	—	—	—	—	—	—	138,198	1,188,503	(5)
	11/24/06	57,566	21,382	—	$9.27	11/24/13	—	—	—	—
	11/24/06	113,048	26,088	—	$9.27	11/24/13	—	—	40,390	347,354	(4)
	06/12/06	6,493	—	—	$5.71	06/12/13	—	—	—	—
	06/12/06	2,000	—	—	$5.78	06/12/13	—	—	—	—
	12/08/05	23,433	1,019	—	$4.19	12/08/12	—	—	—	—
	09/02/05	22,745	—	—	$4.05	09/02/12	—	—	—	—
	02/18/05	20,000	—	—	$6.42	02/18/12	—	—	—	—
	06/09/04	1,750	—	—	$5.68	06/09/11	—	—	—	—
	07/28/03	17,812	—	—	$5.59	07/28/10	—	—	—	—

Tejinder Grewal	05/28/09	—	—	—	—	—	—	—	203,625	1,751,175	(6)
	04/29/09	18,750	131,250	—	$5.62	04/29/16	75,000	645,000	—	—
	12/19/08	36,666	123,334	—	$3.38	12/19/15	80,000	688,000	—	—
	12/13/07	40,729	44,271	—	$7.14	12/13/14	30,000	258,000	—	—
	07/30/07	—	—	—	—	—	—	—	138,198	1,188,503	(5)
	11/24/06	36,458	13,542	—	$9.27	11/24/13	—	—	36,800	316,480	(4)
	06/12/06	160,417	—	—	$4.82	08/12/11	—	—	—	—
	06/12/06	350,000	—	—	$5.25	07/08/11	—	—	—	—
	03/08/05	175,000	—	—	$6.00	03/08/12	—	—	—	—
	08/12/04	14,583	—	—	$4.04	08/12/11	—	—	—	—

Tyler Wall	05/28/09	—	—	—	—	—	—	—	203,625	1,751,175	(6)
	04/29/09	12,500	87,500	—	$5.62	04/29/16	75,000	645,000	—	—
	12/19/08	32,083	107,917	—	$3.38	12/19/15	70,000	602,000	—	—
	12/13/07	40,729	44,271	—	$7.14	12/13/14	30,000	258,000	—	—
	07/30/07	—	—	—	—	—	—	—	138,198	1,188,503	(5)
	11/24/06	36,458	13,542	—	$9.27	11/24/13	—	—	36,800	316,480	(4)
	09/01/05	200,000	—	—	$4.06	09/01/12	—	—	—	—

	Option Awards(1)						Stock Awards
Name	Award Date	# of Securities Underlying Unexercised Options Exercisable	# of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	# of Shares or Units of Stock That Have Not Vested (2)(#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ian Whiting	05/28/09	—	—	—	—	—	—	—	203,625	1,751,175	(6)
	04/29/09	12,500	87,500	—	$5.62	04/29/16	50,000	430,000	—	—
	12/19/08	45,833	154,167	—	$3.38	12/19/15	100,000	860,000	—	—
	12/13/07	59,895	65,105	—	$7.14	12/13/14	45,000	387,000	—	—
	07/30/07	—	—	—	—	—	—	—	138,198	1,188,503	(5)
	11/24/06	72,916	27,084	—	$9.27	11/24/13	—	—	46,000	395,600	(4)
	06/12/06	26,000	—	—	$4.82	08/12/11	—	—	—	—
	06/12/06	10,125	—	—	$5.64	08/15/10	—	—	—	—
	05/23/05	67,750	—	—	$3.93	05/23/12	—	—	—	—
	03/08/05	27,941	—	—	$6.00	03/08/12	—	—	—	—
	05/21/04	3,237	—	—	$5.84	05/21/11	—	—	—	—

(1)

All options vest at the rate of 1/48th per month and vest completely after four years as long as the grantee remains employed by the Company, except as follows: the options granted on 6/12/06 were granted in connection with the Section 409A option exchange and vest based on the schedule of the original underlying grant which originally was at the rate of 1/48th per month; the option granted on 2/18/05 vests one half after two years and the rest at the rate of 1/24th per month over the remaining two years; the options granted on 8/20/04 vest at the rate of 1/36th per month and vest completely after 3 years; the options granted on 7/28/03 and 1/27/03 vest one quarter after one year and the rest at the rate of 1/36th per month over the remaining 3 years.

(2)

The RSUs granted 12/13/07 and 12/19/08 vest two years after the grant date as long as the grantee remains employed by the Company. The RSUs granted 4/29/09 vest 50% on the 2nd anniversary of the grant date and the remaining 50% on the 3rd anniversary of the grant date as long as the grantee remains employed by the Company.

(3)	Calculations based on the closing price of the Company’s common stock of $8.60 per share at the Company’s 2009 fiscal year end.

(4)	Calculations based on (i) the Company’s financial results through its 2009 fiscal year end and peer companies’ most recent publicly available financial results available as of October 2009 that result in a payout of 184% of target.

(5)	Calculations based on the closing price of the Company’s common stock of $8.60 per share at the Company’s 2009 fiscal year end.

(6)	Calculations based on the closing price of the Company’s common stock of $8.60 per share at the Company’s 2009 fiscal year end.

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the named executive officers during fiscal year 2009.

Option Exercises and Stock Vested in Fiscal Year 2009

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)
Michael Klayko	—	—	25,000	$71,750
Richard Deranleau	—	—	12,322	$35,364
Tejinder Grewal	—	—	10,000	$28,700
Tyler Wall	—	—	10,000	$28,700
Ian Whiting	—	—	15,000	$43,050

(1)	The value realized on exercise is calculated as the number of shares acquired on exercise multiplied by the difference between (A) either (i) the actual sales price of the shares underlying the options exercised if the shares were immediately sold or (ii) the closing price of the shares underlying the options exercised if the shares were held and (B) the applicable exercise price of those options.

(2)	Number of shares does not reflect the settlement on November 24, 2009 (after fiscal year 2009) of certain performance-based restricted stock units granted July 30, 2007 pursuant to the Long Term Incentive Market Outperform Plan Agreement under Brocade’s 1999 Stock Plan and certain performance-based restricted stock units granted effective as of November 24, 2006 under Brocade’s 1999 Stock Plan.

(3)	The value realized on vesting is calculated as the number of shares acquired on vesting multiplied by the market value of the stock awards on the date of vesting.

Employment, Change of Control and Severance Arrangements

On May 11, 2007, the Compensation Committee approved Amended and Restated Change of Control Retention Agreements for our Named Executive Officers (each a “Retention Agreement,” and collectively, the “Retention Agreements”). Each Retention Agreement has a five-year term, subject to mutual renewal and certain automatic extensions if Brocade enters into a definitive agreement regarding a change of control (as defined in the Retention Agreements). Pursuant to the terms of the Retention Agreements, if the employment of a Named Executive Officer is terminated by Brocade without “cause” (as defined in the Retention Agreements) and such termination does not occur in connection with a change of control (as defined in the Retention Agreements), then, subject to the Named Executive Officer signing a release of claims in favor of Brocade and agreeing not to disparage Brocade for a period of 12 months following termination, the Named Executive Officer shall be entitled to receive (1) a lump sum payment equal to six months’ base salary and 50% of the Named Executive Officer’s target cash bonus under the Senior Leadership Plan for the fiscal year in which the termination occurs (12 months’ base salary and 100% of target cash bonus for Mr. Klayko), and (2) Brocade-paid COBRA benefits for six months (12 months for Mr. Klayko). In the event the Named Executive Officer’s employment is terminated by Brocade without cause or by such executive for “good reason” (as defined in the Retention Agreements) within 30 days prior to, or 12 months after, a “change of control” (as defined in the Retention Agreements), then the Named Executive Officer instead will be eligible to receive, subject to signing a release of claims in favor of Brocade and agreeing not to disparage Brocade for a period of 12 months following termination, (1) a lump sum payment equal to 12 months’ base salary and 100% of the Named Executive Officer’s target cash bonus under the Senior Leadership Plan for the fiscal year in which termination occurs (24 months’ base salary and 200% of target cash bonus for Mr. Klayko), (2) Brocade-paid COBRA benefits for 12 months (18 months for Mr. Klayko), and (3) full accelerated vesting with respect to the Named Executive Officer’s then outstanding, unvested equity awards. In the event severance payments and benefits trigger excise taxation under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, severance shall be either (1) paid in full, or (2) reduced so the Named Executive Officer is not subject to excise taxation, whichever results in the Named Executive Officer’s receipt of the greatest after-tax severance amount. In December 2008, Brocade and each of the Named Executive Officers entered into certain amendments to the Retention Agreements to ensure documentary compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and any final regulations and official guidance promulgated thereunder (together, “Section 409A”) in order to avoid the imposition of any unintended, additional tax under Section 409A.

The 1999 Stock Plan provides that, in the event of a “merger” or “asset sale” (as defined in that plan), and the 2009 Stock Plan provides that, in the event of a “change in control” (as defined in that plan), outstanding equity awards immediately vest in full, unless outstanding awards are assumed by the acquirer or new awards are provided in substitution for existing awards.

The following table quantifies the estimated payments and benefits that would be provided, or were provided, to each named executive officer upon termination in the regular course of business or termination in connection with a change-of-control of the Company as of the last day of our fiscal year 2009.

2009 Potential Payments upon Termination or Change in Control

		Termination Without Cause Not in Connection with a Change of Control	Change of Control (apart from termination)	Involuntary Termination in Connection with a Change of Control(1)
Michael Klayko	Salary	$750,000	$0	$1,500,000
	Bonus	$1,125,000	$0	$2,250,000
	COBRA	$13,628	$0	$20,442
	Equity Acceleration(2)	$0	$0	$11,127,683
	Total	$1,888,628	$0	$14,898,126

Richard Deranleau	Salary	$200,000	$0	$400,000
	Bonus	$150,000	$0	$300,000
	COBRA	$7,149	$0	$14,299
	Equity Acceleration(2)	$0	$0	$4,452,820
	280G Excise Tax Reduction	$0	$0	$(138,293)
	Total	$357,149	$0	$5,028,826

Tejinder Grewal	Salary	$165,000	$0	$330,000
	Bonus	$123,750	$0	$247,500
	COBRA	$6,777	$0	$13,554
	Equity Acceleration(2)	$0	$0	$4,441,742
	Total	$295,527	$0	$5,032,796

Tyler Wall	Salary	$165,000	$0	$330,000
	Bonus	$123,750	$0	$247,500
	COBRA	$7,149	$0	$14,299
	Equity Acceleration(2)	$0	$0	$4,144,890
	Total	$295,899	$0	$4,736,689

Ian Whiting	Salary	$200,000	$0	$400,000
	Bonus	$200,000	$0	$400,000
	COBRA	$7,149	$0	$14,299
	Equity Acceleration(2)	$0	$0	$4,588,733
	Total	$407,149	$0	$5,403,032

(1)	Based on calculated severance amounts, only Mr. Deranleau would be subject to excise taxes under Sections 280G and 4999 of the Internal Revenue Code. Per the Retention Agreements, Mr. Deranleau’s severance will be reduced so as not to be subject to Section 280G excise taxation. The Section 280G value of severance payments and benefits for each Named Executive Officer was calculated assuming (1) an October 31, 2009 change of control and termination of employment, (2) 0.75% and 2.64% short- and mid-term present value factors, (3) a 1.90% risk free rate, (4) 65.30% stock option volatility, (5) three-month remaining life on stock options, and (6) no Named Executive Officer received a payment that is contingent on a change of control.

(2)	Amount reflects $8.60 minus the exercise price for stock options and $8.60 minus the purchase price for restricted shares and restricted stock units, multiplied by the number of shares covered by each accelerating award. In the event of a change of control where the acquirer refuses to assume or substitute for outstanding equity awards, vesting of such awards accelerates in full. In such an event, and assuming an October 31, 2009 change of control and a $8.60/share transaction price, the value of each named executive officer’s equity acceleration equals the equity acceleration value set forth in the column labeled Involuntary Termination in Connection with a Change of Control.

Equity Compensation Plan Information

The following table summarizes information, as of October 31, 2009, with respect to shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans (in thousands, except per share amounts):

Plan Category	A		B	C
	Number of Securities to be Issued Upon Exercise of Outstanding Options		Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excludes Securities Reflected in Column A)
Equity compensation plans approved by stockholders(1)	84,235	(3)	$4.87	67,082	(4)
Equity compensation plans not approved by stockholders(2)	6,665	(5)	$7.08	—
Total	90,900		$5.03	67,082

(1)	Primarily consists of the 2009 ESPP, the 2009 and 1999 Director Plans, and the 2009 and 1999 Stock Plans.

(2)	Consists of the 1999 NSO Plan and Foundry’s 2000 NSO Plan.

(3)	Amount excludes purchase rights accrued under the 2009 ESPP. As of October 31, 2009, the 2009 ESPP had a stockholder-approved reserve of 35.0 million shares, of which 35.0 million shares were available for future issuance.

(4)	Consists of shares available for future issuance under the 2009 ESPP, the 2009 Director Plan and the 2009 Stock Plan.

(5)	Substantially all shares were granted prior to the fiscal year ended October 25, 2003.

For a description of the material features of the compensation plans under which equity securities of the Company are authorized for issuance which were adopted without approval by stockholders, see Note 12 to the financial statements contained in the Company’s annual report on Form 10-K for the fiscal year ended October 31, 2009 which descriptions are incorporated herein by reference.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms furnished to us during the most recent fiscal year, we believe that all of our executive officers, directors and ten percent stockholders complied with the applicable filing requirements with the exception noted herein. Daniel Fairfax filed a Form 4 on August 10, 2009 to report the conversion of restricted stock units that vested on July 31, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except for the compensation agreements and other arrangements that are described under “Employment, Change of Control and Severance Arrangements” and indemnification agreements with each of its directors and certain executive officers which require the Company to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company, there was not during fiscal year 2009 nor is there currently proposed, any transaction or series of similar transactions to which Brocade was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, five percent stockholder or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

The Audit Committee is responsible for reviewing and approving in advance any proposed related person transactions. The Audit Committee reviews any such proposed related person transactions on a quarterly basis, or more frequently as appropriate. In cases in which a transaction has been identified as a potential related person transaction, management must present information regarding the proposed transaction to the Audit Committee for consideration and approval or ratification. During fiscal 2009, the Audit Committee was also responsible for reviewing the Company’s policies with respect to related person transactions and overseeing compliance with such policies.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee of the Board of Directors. The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended October 31, 2009 with our management. In addition, the Audit Committee has discussed with KPMG LLP, our independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T (as superseded by Statement on Auditing Standards No. 114). The Audit Committee also has received the written disclosures and the letter from KPMG LLP as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG LLP the independence of KPMG LLP.

Based on the Audit Committee’s review of the matters noted above and its discussions with our independent accountants and our management, the Audit Committee recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2009.

Respectfully submitted by:

Glenn C. Jones (Chair) Judy Bruner Alan L. Earhart John W. Gerdelman

OTHER BUSINESS

The Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

HOUSEHOLDING

Please see the discussion of “householding” on page 5 above.

INCORPORATION BY REFERENCE

The information contained above under the captions “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future SEC filing except to the extent that Brocade specifically incorporates it by reference into such filing.

For the Board of Directors

Tyler Wall Vice President, General Counsel and Corporate Secretary

February [    ], 2010

APPENDIX I

Article VII

~~2. The Board of Directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.~~

2. Each director shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders; provided, however, no terms in effect prior to the effective date of this amendment shall be shortened.

Notwithstanding the foregoing, however, subject to the rights of the holders of any series of Preferred Stock then outstanding, (i) at the 2011 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2012 annual meeting of stockholders, (ii) at the 2012 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2013 annual meeting of stockholders, and (iii) at the 2013 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders.

APPENDIX II

Article VII

5. The affirmative vote of ~~sixty-six and two-thirds percent (66-2/3%)~~ a majority of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required for the adoption, amendment or repeal of the following sections of the Company’s Bylaws by the stockholders of this corporation: 2.2 (Annual Meeting) and 2.3 (Special Meeting).

~~7. Any~~7. Except with respect to any directors that may be elected separately by the holders of a series of stock designated pursuant to the authority granted to the Board of Directors in Article IV, any director, or the entire Board of Directors, may be removed from office at any time ~~(i)~~ with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class~~; or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock.~~ .

~~ARTICLE~~

Article VIII

~~Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal ARTICLE VII or this ARTICLE VIII.~~

[Intentionally Omitted]

~~ARTICLE~~ Article IX

The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, ~~except as provided in ARTICLE VIII of this Certificate,~~ and all rights conferred upon the stockholders herein are granted subject to this right.

MAP AND DIRECTIONS TO BROCADE COMMUNICATIONS SYSTEMS, INC.

Brocade Communications Systems, Inc.

1745 Technology Drive

San Jose, CA 95110

From San Francisco — Traveling South on Interstate 280

•	South on Interstate 280 and take the Interstate 880/Highway 17 ramp toward Oakland/Santa Cruz.

•	Merge onto the Interstate 880 North ramp toward Oakland and continue on Interstate 880.

•	Take the First Street exit, and turn left onto North First Street.

•	Turn left onto Skyport Drive.

•	Turn right onto Technology Drive.

•	Turn left into the Brocade entrance at 1745 Technology Drive.

From San Francisco — Traveling South on Highway 101

•	South on Highway 101 and take the Brokaw Road/First Street exit.

•	Turn right onto Airport Parkway.

•	Turn left onto Technology Drive/Gateway.

•	Turn right into the Brocade entrance at 1745 Technology Drive.

From San Jose — Traveling North on Highway 101

•	North on Highway 101 and take the Brokaw Road exit toward First Street.

•	Turn left onto East Brokaw Road, which becomes Airport Parkway.

•	Turn left onto Technology Drive/Gateway.

•	Turn right into the Brocade entrance at 1745 Technology Drive.

COMPANY #

ADDRESS BLOCK

The Board of Directors Recommends a Vote <u>FOR</u> all the Nominees Listed in Proposal 1 and <u>FOR</u> Proposals 2, 3 and 4.

1. Election of Directors:	01 – Renato DiPentima	☐ For	☐ Against	☐ Abstain
	02 – Alan Earhart	☐ For	☐ Against	☐ Abstain
	03 – Sanjay Vaswani	☐ For	☐ Against	☐ Abstain

Please fold here - Do not separate

Date: ______________________________

Signature(s) in Box

The Board of Directors Recommends a Vote FOR all the Nominees Listed in Proposal 1 and FOR Proposals 2, 3 and 4. Please fold here - Do not separate Signature(s) in Box 1. Election of Directors: Address Change? Mark Box to the right and Indicate Changes below: Date: Please sign exactly as your name(s) appears. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. 01 – Renato DiPentima 2. Ratification of appointment of KPMG LLP as independent For Against Abstain registered public accountants of Brocade Communications Systems, Inc. for the fiscal year ending October 30, 2010 3. Amend the Company’s certificate of incorporation to For Against Abstain declassify the board of directors 4. Amend the Company’s certificate of incorporation to For Against Abstain eliminate super-majority voting requirements THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS DESCRIBED ABOVE. COMPANY # TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD. ADDRESS BLOCK 02 – Alan Earhart 03 – Sanjay Vaswani For Against Abstain For Against Abstain For Against Abstain

This proxy is solicited by the Board of Directors for use in connection with the Annual Meeting on APRIL 12, 2010. The shares of stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” all the Nominees Listed in Proposal 1 and “FOR” Proposals 2, 3 and 4. By signing the proxy, you revoke all prior proxies and appoint Michael Klayko, Richard Deranleau and Tyler Wall, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments and postponements thereof. Whether or not a choice is specified, this proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. See reverse for voting instructions. BROCADE COMMUNICATIONS SYSTEMS, INC. 2010 ANNUAL MEETING OF STOCKHOLDERS April 12, 2010 3:00 p.m. Pacific Time 1745 Technology Drive San Jose, California 95110 proxy Brocade Communications Systems, Inc. 1745 Technology Drive, San Jose, California 95110 There are three ways to vote your Proxy. Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. VOTE BY PHONE — TOLL FREE — [] — QUICK *** EASY *** IMMEDIATE Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:59 PM (Eastern Time) on April 11, 2010. Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions the voice provides you. VOTE BY INTERNET — [] — QUICK *** EASY *** IMMEDIATE Use the Internet to vote your proxy 24 hours a day, 7 days a week until 11:59 PM (Eastern Time) on April 11, 2010. Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions to obtain your records and create an electronic ballot. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to [].